Exhibit 10.5
NOTE: PORTIONS OF THIS AGREEMENT ARE THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE
SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN
REDACTED AND ARE MARKED WITH A “[****]” IN PLACE OF THE REDACTED LANGUAGE.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
PENSON WORLDWIDE, INC.,
as the Borrower,
REGIONS BANK,
as Administrative Agent, Swing Line Lender,
and
Letter of Credit Issuer,
REGIONS CAPITAL MARKETS, a division of Regions Bank,
as Lead Arranger and Bookrunner,
THE PRIVATEBANK AND TRUST COMPANY,
as Syndication Agent,
TEXAS CAPITAL BANK, NATIONAL ASSOCIATION and
CAPITAL ONE, N.A., as Co-Documentation Agents,
and
The Other Lenders Party Hereto

i

SCHEDULES

2.01	Commitments and Pro Rata Percentages
5.05	Existing Indebtedness
5.13	Subsidiaries and Other Equity Investments
5.20	Common Enterprise
7.01	Existing Liens
7.02	Existing Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Revolving Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Opinion Matters
G	Guaranty

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of May 6, 2010, among PENSON WORLDWIDE, INC. a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), REGIONS BANK, as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender, and Letter of Credit Issuer, REGIONS CAPITAL MARKETS, a division of Regions Bank, as Lead Arranger and Bookrunner, THE PRIVATEBANK AND TRUST COMPANY, as Syndication Agent and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION and CAPITAL ONE, N.A., as Co-Documentation Agents.
     .The Borrower, the Administrative Agent, and the lenders party thereto, executed that certain Amended and Restated Credit Agreement dated as of May 1, 2009 (as has been amended, restated, supplemented or modified from time to time, the “Existing Credit Agreement”), whereby the lenders thereto made certain revolving loans to the Borrower.
     The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement and provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein. This amendment and restatement is in extension and renewal, and not in extinguishment or novation, of the indebtedness outstanding under the Existing Credit Agreement, as herein provided, it being acknowledged and agreed by the Borrower that the Indebtedness under this Agreement constitutes an extension, renewal, and ratification of the outstanding indebtedness under the Existing Credit Agreement.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “2000 Stock Incentive Plan” means the Borrower’s 2000 Amended and Restated Stock Incentive Plan.
     “2014 Convertible Notes” means those certain convertible senior notes due 2014 issued pursuant to the 2014 Notes Offering in an aggregate principal amount of up to $75,000,000, as may be amended in accordance with Section 7.18.
     “2014 Indenture” means that certain Indenture by and between the Borrower and US Bank, National Association, as Trustee, with respect to the 2014 Convertible Notes, as may be amended in accordance with Section 7.18.
     “2014 Notes Offering” means the issuance by the Borrower of the 2014 Convertible Notes pursuant to the 2014 Indenture and the 2014 Offering Memorandum.

     “2014 Notes Offering Documents” means the 2014 Convertible Notes and the 2014 Indenture.
     “2014 Offering Memorandum” means that certain Offering Memorandum issued by the Borrower with respect to the sale of the 2014 Convertible Notes.
     “2017 Indenture” means that certain Indenture by and between the Borrower and U.S. Bank National Association, as Trustee, with respect to the 2017 Senior Notes, as may be amended in accordance with Section 7.18.
     “2017 Notes Offering” means the issuance by the Borrower of the 2017 Senior Notes pursuant to the 2017 Indenture and the 2017 Offering Memorandum.
     “2017 Notes Offering Documents” means the 2017 Senior Notes, the 2017 Indenture and the 2017 Pledge Agreement.
     “2017 Offering Memorandum” means that certain Offering Memorandum issued by the Borrower with respect to the sale of the 2017 Senior Notes.
     “2017 Pledge Agreement” means that certain Second Lien Pledge Agreement executed between the Borrower and U.S. Bank National Association with respect to the 2017 Senior Notes, as may be amended in accordance with Section 7.18.
     “2017 Senior Notes” means those certain senior notes due 2017 issued pursuant to the 2017 Notes Offering in an aggregate principal amount of up to $200,000,000, as may be amended in accordance with Section 7.18.
     “Administrative Agent” means Regions Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Second Amended and Restated Credit Agreement.
     “Applicable Margin” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Margin

LIBOR Rate/
Pricing	Consolidated	Commitment		Letters of
Level	Leverage Ratio	Fee		Credit		Base Rate
1	Less than **** to ****	*	***%	*	***%	*	***%
2	Greater than or equal	*	***%	*	***%	*	***%
to **** to **** but less than **** to ****
3	Greater than or equal	*	***%	*	***%	*	***%
to **** to **** but less than **** to ****
4	Greater than or equal	*	***%	*	***%	*	***%
to **** to **** but less than **** to ****
5	Greater than or equal	*	***%	*	***%	*	***%
to **** to ****
     Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is delivered indicating a different Pricing Level. The Applicable Margin in effect from the Closing Date through the date the financial statements for the fiscal quarter ended June 30, 2010 are delivered pursuant to Section 6.01(b) shall be Pricing Level 5.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of November 2, 2009, among the Borrower, Ridge and Broadridge in form and substance reasonably acceptable to the Administrative Agent.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Total Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the Letter of Credit Issuer to make Letter of Credit Extensions pursuant to Section 8.02.
     “Bankruptcy Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Regions Bank as its “prime rate,” and (c) the LIBOR Rate (subject to the floor of 2.00%) for such day for an Interest Period of one month plus 1%. The “prime rate” is a rate set by Regions Bank based upon various factors including Regions Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Regions Bank shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.
     “Broadridge” means Broadridge Financial Solutions, Inc.
     “Broker Dealer Subsidiaries” means Penson Financial Services, Inc., Penson Financial Service Canada, Inc., Penson Financial Services Limited, Penson GHCO, Penson Financial Futures, Inc., Penson Execution Services, Inc., Penson Financial Services Australia Pty Ltd, Penson Financial Services Asia Limited, Penson Worldwide Nominees Limited, Penson Australia Nominees Pty. Ltd. and each other broker dealer and/or futures commission merchant (or foreign equivalent) direct or indirect Subsidiary of the Borrower engaged in activities substantially similar to those of such Persons (including subsets of such activities).

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank LIBOR market.
     “Capital Assets” means, with respect to any Person, all equipment, fixed assets and real property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.
     “Capital Expenditures” means, with respect to any Person for any period, any expenditure incurred in respect of the purchase or other acquisition of any Capital Asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price (or, if such Capital Asset has already been purchased, the fair market value) of any Capital Asset that is traded in, swapped or exchanged for any existing Capital Asset or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such Capital Asset for the Capital Asset being traded in at such time or the amount of such insurance proceeds, as the case may be.
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Cash Equivalents” (a) obligations issued or fully guaranteed or insured by the United States Government or any state thereof, the District of Columbia or the Commonwealth of Puerto Rico or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition, (b) certificates of deposit with maturities of 12 months and other interest bearing deposits or accounts, with a Lender or with any commercial bank organized under the laws of the United States of America or any state thereof, the District of Columbia or the Commonwealth of Puerto Rico, having capital and surplus in excess of $250,000,000 or being fully insured by the FDIC, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper issued by a Lender or any Affiliate of a Lender and commercial paper rated A/1 or the equivalent thereof by Standard & Poor’s Ratings Group or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. on the date of investment and in each case maturing within 12 months after the date of acquisition, and (e) money market funds that invest in any of the foregoing clauses (a)-(d).
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

     “Change of Control” means an event or series of events by which:
     (a) other than (i) the Current Management Group, (ii) J. Kelly Gray, his immediate family, and their respective Affiliates, (iii) William D. Gross, his immediate family, and their respective Affiliates, (iv) TCV Member Fund, L.P. and TCV V, L.P. and their respective Affiliates and (v) Broadridge and its Affiliates, any “person” or “group,” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) other than those Persons excluded under paragraph (a) above, any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.

     “Closing Date” means the earlier of May 6, 2010 or the first date that all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986.
     “Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in Letter of Credit Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) non-cash stock based compensation and (v) costs, expenses and fees incurred in connection with the Ridge Acquisition, the 2017 Notes Offering, the 2014 Notes Offering, the Existing Credit Agreement and this Agreement minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period. In addition, for the twelve month period following the closing of the Ridge Acquisition, the calculation of Consolidated EBITDA shall include an amount equal to $1,050,000 for any month (commencing with the first full month after the closing of the Ridge Acquisition) for which the actual EBITDA earned by PFS and attributable to correspondent clearing contracts acquired in the Ridge Acquisition is not included in the calculation of Consolidated EBITDA.
     “Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA, to (b) the sum of (i) Interest Charges, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, it being understood the Total Outstandings hereunder shall be assumed to be amortized over a five year period solely in order to calculate scheduled payments of the Loans and (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries for the most recently completed period of determination; provided, however, that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Interest Charges with respect to the 2014 Convertible Notes and the 2017 Senior Notes shall be limited to interest paid in cash for such period.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary. Notwithstanding the foregoing, Short Term Subsidiary Indebtedness and Indebtedness with respect to clause (g) in the definition of “Indebtedness” and earn outs and other deferred purchase price obligations incurred in respect of acquisitions completed prior to the Closing Date and previously disclosed to the Administrative Agent or approved pursuant to the terms of this Agreement shall not be included in the definition of Consolidated Funded Indebtedness.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
     “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
     “Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the overall management or overall policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) a Letter of Credit Extension.

     “Current Management Group” means Roger J. Engemoen, Jr., Daniel P. Son, and Philip A. Pendergraft.
     “Debit Balances” means the outstanding balances attributable to a Person’s margin lending activities.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in Letter of Credit Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that the 2014 Notes Offering, the conversion of 2014 Convertible Notes, and the 2017 Notes Offering shall not be considered Dispositions.
     “Documentation Agent” means Texas Capital Bank, National Association and Capital One, N.A., each in its capacity as a Co-Documentation Agent under any of the Loan Documents, or any successor documentation agent.
     “Dollar,” “Dollars” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the United States.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants,

franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests or dividend or distribution interests associated with ownership in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests or dividend or distribution interests associated with ownership in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests or dividend or distribution interests associated with ownership in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership interests or dividend or distribution interests associated with ownership in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that JBO Stock shall not be considered Equity Interests.
     “Equity Repurchase” means the Borrower’s repurchase of its Equity Interests with respect to (a) any shares withheld to cover tax-withholding requirements relating to the vesting of restricted stock units issued pursuant to, and other ordinary course repurchases in respect of, the 2000 Stock Incentive Plan and (b) upon the consent of the Required Lenders, any other restricted stock units or stock options repurchased from former employees, directors or contractors in accordance with the terms of the Borrower’s restricted stock unit or stock option plans.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Letter of Credit Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 1, 2009, by and between the Borrower, the Administrative Agent and the lenders party thereto, as has been amended, restated, supplemented or modified from time to time.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of

1%) charged to Regions Bank on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement dated April 13, 2010, between the Borrower and the Administrative Agent.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means each Subsidiary of the Borrower which is organized under the Laws of a jurisdiction other than the United States of America or any state or commonwealth thereof.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronting Fees” has the meaning specified in Section 2.03(i).
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, SAI Holdings, Inc., Penson Holdings, Inc., and each other Person who becomes a Guarantor hereunder, together with their successors and permitted assigns.
     “Guaranty” means an Amended and Restated Guaranty made by each Guarantor in favor of Administrative Agent and Lenders, substantially in the form of Exhibit G, as renewed, extended, amended or restated from time to time.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Honor Date” has the meaning specified in Section 2.03(c)(i).
     “Impacted Lender” means (a) any Lender that is a Defaulting Lender and (b) any Lender as to which (i) the Borrower, the Administrative Agent or the Letter of Credit Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (ii) an entity that controls such Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.
     “Increase Effective Date” has the meaning specified in Section 2.14(d).
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created and (ii) earn outs and other deferred purchase price obligations incurred in respect of acquisitions completed prior to the Closing Date and previously disclosed to the Administrative Agent or permitted pursuant to the terms of this Agreement);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) capital leases and Synthetic Lease Obligations;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (excluding Equity Repurchases), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Indebtedness of the Borrower or a Subsidiary guaranteed by another Subsidiary or the Borrower shall be determined without duplication.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

     “Intercreditor Agreement” means that certain Intercreditor Agreement, dated on or about the date hereof, among the Borrower, the Administrative Agent, and U.S. Bank National Association, as trustee and collateral agent for the 2017 Senior Notes, as renewed, extended, amended or restated from time to time.
     “Interest Charges” means, for any period, for the Borrower, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower with respect to such period under capital leases that is treated as interest in accordance with GAAP.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit; provided, however, that the 2014 Notes Offering, the conversion of 2014 Convertible Notes, and the 2017 Notes Offering shall not be considered Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IP Rights” has the meaning specified in Section 5.18.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Borrower (or any Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.
     “JBO Stock” means preferred stock issued by a Subsidiary to brokers or dealers for purposes of establishing a joint back office arrangement as set forth in FINRA Rule 2520; provided (i) such preferred stock does not accrue dividends, and (ii) such preferred stock is issued in the ordinary course of business substantially consistent with the past practice of the Borrower and its Subsidiaries.
     “Law” or “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities.
     “Lead Arranger” means Regions Capital Markets, in its capacity as lead arranger and bookrunner.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder.
     “Letter of Credit Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Pro Rata Percentage.

     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the standard form from time to time in use by the Letter of Credit Issuer.
     “Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Issuer” means Regions Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “Letter of Credit Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all Letter of Credit Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitments.
     “LIBOR Rate” means, for any Interest Period for all LIBOR Rate Loans, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on page “LIBOR 01” of the Reuters Screen (or any successor page) as the London interbank offered rate for deposits in Dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “LIBOR Rate” shall mean, for any Interest Period for all LIBOR Rate Loans, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on page “LIBOR01” of the Reuters Screen, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the LIBOR Rate

Reserve Percentage for such Interest Period. Notwithstanding anything contained herein to the contrary, the LIBOR Rate shall never be less than 2.00%.
     “LIBOR Rate Loan” means a Revolving Loan that bears interest at a rate based on the LIBOR Rate, excluding Base Rate Loans.
     “LIBOR Rate Reserve Percentage” for any Interest Period for all LIBOR Rate Loans means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined) having a term equal to such Interest Period.
     “Lien” means any mortgage, pledge, hypothecation, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, the Pledge Agreement, each Guaranty, the Intercreditor Agreement, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligations, including any renewals, extensions, modifications, increases, amendments, restatements, ratifications, confirmations, supplements and rearrangements thereof.
     “Loan Parties” means, collectively, the Borrower, and each Guarantor.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Contract” means, with respect to any Person, (a) each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $20,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person and (b) whether or not included in subsection (a), the Outsourcing Agreement, the Asset Purchase Agreement, the Seller Notes, the 2014 Notes Offering Documents and the 2017 Notes Offering Documents.
     “Material Domestic Subsidiary” shall mean Penson Financial Services, Inc., SAI Holdings, Inc., GHP1, Inc., and each other Domestic Subsidiary of the Borrower having 5% or more of the total assets and total revenues of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b). Notwithstanding anything to the contrary contained herein, so long as the Equity Interests of GHP1, Inc. are being pledged pursuant to the Pledge Agreement and GHP2, LLC is wholly owned by GHP1, Inc., GHP2, LLC and Penson GHCO shall not be a Material Domestic Subsidiary hereunder.
     “Material Foreign Subsidiary” shall mean Penson Financial Services Canada Inc. and each other Foreign Subsidiary of the Borrower having 5% or more of the total assets and total revenues of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).
     “Material Subsidiary” shall mean a Material Domestic Subsidiary and/or a Material Foreign Subsidiary, as applicable.
     “Maturity Date” means the earlier of (a) May 6, 2013, as may be extended in accordance with Section 2.15(a), and (b) or such other date on which the Loans become due and payable as provided in this Agreement; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Maximum Rate” means at the particular time in question the maximum rate of interest which, under applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Maximum Rate without notice to the Borrower.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means:
     (a) with respect to the Disposition of any asset by the Borrower or any Subsidiary, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or any Subsidiary in connection with such sale and (C) taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith; and
     (b) with respect to the sale or issuance of any capital stock or other Equity Interest (other than any exercise price or other payment in respect of the vesting or exercise of any restricted stock units or stock options issued to employees, directors or contractors in accordance with the terms of the Borrower’s restricted stock unit or stock option plans and payments received in respect of the exercise of purchase rights pursuant to the Borrower’s employee stock purchase plan) by the Borrower, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Borrower in connection with such sale or issuance.
     “Non-Financed Capital Expenditures” means, with respect to any Person for any period, any Capital Expenditure not financed by capitalized leases or with the proceeds of Borrowings.
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C, including any renewals, extensions, modifications, increases, amendments, restatements, ratifications, confirmations, supplements and rearrangements thereof.
     “Obligations” means all debts, liabilities and obligations of any Loan Party arising under any Loan Document or any Swap Contract entered into with any Lender or any Affiliate of any Lender, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and shall also include all fees, expenses and other amounts owing to any Lender pursuant to cash management, depository accounts (including chargebacks) or similar agreements. Without limiting the generality of the foregoing, “Obligations” includes all amounts which would be owed by any Loan Party or any other Person (other than Administrative Agent or Lenders) to Administrative Agent, Lenders or any Affiliate of a Lender under any Loan Document, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of any other Loan Party or any other Person under any Bankruptcy Law).
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outsourcing Agreement” means that certain Master Services Agreement dated as of November 2, 2009 among Broadridge and Borrower, including all schedules thereto, all as may be amended, modified, restated or replaced.
     “Outstanding Amount” means (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any Letter of Credit Obligations on any date, the amount of such Letter of Credit Obligations on such date after giving effect to any Letter of Credit Extension occurring on such date and any other changes in the aggregate amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PCAOB” means the Public Company Accounting Oversight Board.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “PFS” means Penson Financial Services, Inc., a North Carolina corporation.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Pledge Agreement” means that certain Amended and Restated Pledge Agreement executed among the Borrower, certain Subsidiaries party thereto, and the Administrative Agent for the benefit of the Lenders, as renewed, extended, amended or restated from time to time.

     “Pro Rata Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the Letter of Credit Issuer to make Letter of Credit Extensions have been terminated pursuant to Section 8.02 or if the Total Commitments have expired, then the Pro Rata Percentage of each Lender shall be determined based on the Pro Rata Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Pro Rata Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Regions Bank” means Regions Bank, and its successors.
     “Regions Capital Markets” means Regions Capital Markets, a division of Regions Bank, and its successors.
     “Register” has the meaning specified in Section 10.06(c).
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
     “Regulatory Capital” means net capital as defined in, and determined in accordance with, Rule 15c3-1 of the Securities and Exchange Commission.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to a Letter of Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders having at least 66-2/3% of the Total Commitments or, if the commitment of each Lender to make Loans and the obligation of the Letter of Credit Issuer to make Letter of Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate at least 66-2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, executive vice president, chairman, vice chairman or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
     “Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Revolving Loan” has the meaning specified in Section 2.01.
     “Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Ridge” means Ridge Clearing and Outsourcing Solutions, Inc., a subsidiary of Broadridge.
     “Ridge Acquisition” means the Borrower’s acquisition of the correspondent clearing contracts and associated assets of Ridge and the assumption of certain associated liabilities.
     “Sale and Leaseback Transaction” means any transaction providing for the leasing to any Loan Party of any property or to any Person in exchange for funds which have been or are to be advanced by such Person on the security of, or for the transfer of, such property.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
     “Seller Notes” means those certain promissory notes executed by the Borrower payable to the order of Broadridge or its Affiliates, as applicable, in order to finance a portion of the Ridge Acquisition and to evidence the Seller Term Loan, in form and substance reasonably acceptable to the Administrative Agent.

     “Seller Term Loan” means that certain loan in an amount not to exceed $30,000,000 (as increased pursuant to the Asset Purchase Agreement, as long as such increases do not increase the principal amount of the Seller Term Loan by more than $15,000,000) evidenced by a Seller Note payable to the order of Ridge (or its designated affiliate) and maturing five years from the date of such note’s execution.
     “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
     “Short Term Subsidiary Indebtedness” means, with respect to the Broker Dealer Subsidiaries, that certain Indebtedness incurred (a) for the purpose of purchasing Equity Interests and other working capital purposes and (b) for the purpose of purchasing on a proprietary basis commodities contracts, futures contracts, or Swap Contracts or options or other derivatives related thereto in an aggregate net amount not to exceed $10,000,000, each in the ordinary course of business consistent with such Broker Dealer Subsidiary’s historical practice.
     “Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.
     “Subordination Agreement” means a Subordination Agreement executed by the Borrower, Broadridge, Ridge and the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Regions Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Total Commitments. The Swing Line Sublimit is part of, and not in addition to, the Total Commitments.
     “Syndication Agent” means The Privatebank and Trust Company, in its capacity as Syndication Agent under any of the Loan Documents, or any successor syndication agents.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means $10,000,000.
     “Total Commitments” means the Commitments of all the Lenders in an aggregate amount up to but not exceeding $75,000,000, as may be increased in accordance with Section 2.14(a).
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all Letter of Credit Obligations.
     “Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.
     “Unencumbered Liquidity” shall mean the sum of (a) all cash, (b) Cash Equivalents and (c) Investments and marketable securities in the ordinary course held by the Borrower and its Material Subsidiaries that are not subject to any pledge, hypothecation, assignment as security for Indebtedness, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever provided, however, in the case of valuation of clause (c), such Investments shall be reduced as the Borrower reasonably determines in order to account for the risk of loss such Investment poses, provided, further, such reductions shall not be less than 30% for any Investment.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, renewed, extended, increased, reinstated, confirmed, rearranged or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan

Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Outstandings shall not exceed the Total Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Percentage of the Outstanding Amount of all Letter of Credit Obligations, plus such Lender’s Pro Rata Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Revolving Loans.
     (a) Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than

11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Revolving Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Revolving Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Regions Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or Letter of Credit Borrowings outstanding, then the proceeds of such Borrowing, shall be applied first, to the payment in full of any such Letter of Credit Borrowings, second, to the payment in full of such Swing Line Loans, and third, shall be made available to the Borrower as provided above.
     (c) Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.
     (e) After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than eight Interest Periods in effect with respect to Revolving Loans.
2.03 Letters of Credit.
(a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any Letter of Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Total Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Percentage of the Outstanding Amount of all Letter of Credit Obligations, plus such Lender’s Pro Rata Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the Letter of Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

     (ii) The Letter of Credit Issuer shall not issue any Letter of Credit, if:
     (A) the expiry date of such requested Letter of Credit would occur more than twenty-four months after the date of issuance, unless the Required Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the Letter of Credit Issuer, such Letter of Credit is in an initial stated amount of less than $500,000;
     (D) such Letter of Credit is to be denominated in a currency other than Dollars;
     (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender or Impacted Lender hereunder, unless the Letter of Credit Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Letter of Credit Issuer’s risk with respect to such Lender.
     (iv) The Letter of Credit Issuer shall not amend any Letter of Credit if the Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The Letter of Credit Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.
(b) Procedures for Issuance and Amendment of Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Letter of Credit Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Letter of Credit Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Letter of Credit Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Letter of Credit Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Letter of Credit Issuer (W) the Letter of Credit to be amended; (X) the proposed date of amendment thereof (which shall be a Business Day); (Y) the nature of the proposed amendment; and (Z) such other matters as the Letter of Credit Issuer may require. Additionally, the Borrower shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the Letter of Credit Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Percentage times the amount of such Letter of Credit.
     (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Letter of Credit Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Letter of Credit Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Letter of Credit Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Letter of Credit Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of

Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). Any notice given by the Letter of Credit Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the Letter of Credit Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Letter of Credit Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Letter of Credit Issuer a Letter of Credit Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Revolving Loan or Letter of Credit Advance pursuant to this Section 2.03(c) to reimburse the Letter of Credit Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Percentage of such amount shall be solely for the account of the Letter of Credit Issuer.
     (v) Each Lender’s obligation to make Revolving Loans or Letter of Credit Advances to reimburse the Letter of Credit Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Letter of Credit Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Loan Notice). No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Letter of Credit Issuer for the amount of any payment made by the Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the Letter of Credit Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the Letter of Credit Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Letter of Credit Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Letter of Credit Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing, as the case may be. A certificate of the Letter of Credit Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d) Repayment of Participations.
     (i) At any time after the Letter of Credit Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s Letter of Credit Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the Letter of Credit Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Letter of Credit Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the Letter of Credit Issuer its Pro Rata Percentage thereof on demand of the

Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Bankruptcy Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Letter of Credit Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all Letter of Credit Obligations, in the case of clause (i), until such Letter of Credit Borrowing has been repaid or refinanced. Upon the request of the Administrative Agent, if any Lender shall be an Impacted Lender and any Letter of Credit Obligation for any reason remains outstanding, the Borrower shall immediately Cash Collateralize the outstanding Letter of Credit Obligations in an amount equal to the pro rata share of such Impacted Lender’s Outstanding Amount of Letter of Credit Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Regions Bank.
     (h) Applicability of ISP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
     (i) Letter of Credit Fees and Fronting Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for LIBOR Rate Loans and Letters of Credit times the daily amount available to be drawn under such Letter of Credit. In addition to the Letter of Credit Fee, the Borrower shall pay the Letter of Credit Issuer, for its own account, a fronting fee (the “Fronting Fee”) equal to 0.15% per annum of the amount available to be drawn under any outstanding Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees and Fronting Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin for LIBOR Rate Loans and Letters of Credit during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the appropriate Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees and Fronting Fees shall accrue at the Default Rate.
     (j) Documentary and Processing Charges Payable to Letter of Credit Issuer. In addition to any other fees described herein, the Borrower shall pay directly to the

Letter of Credit Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Letter of Credit Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Percentage of the Outstanding Amount of Revolving Loans and Letter of Credit Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Total Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Percentage of the Outstanding Amount of all Letter of Credit Obligations, plus such Lender’s Pro Rata Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.
(c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender, at any time, in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Revolving Loan in an amount equal to such Lender’s Pro Rata Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 3:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Percentage thereof in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the

Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Percentage of any Swing Line Loan, interest in respect of such Pro Rata Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05 Prepayments and Mandatory Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) on the date of prepayment of Base Rate Revolving Loans; (ii) any prepayment of LIBOR Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Pro Rata Percentages.
     (b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

     (c) If for any reason the Total Outstandings at any time exceed the Total Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the Letter of Credit Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the Letter of Credit Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Total Commitments then in effect.
     (d) Upon the Disposition of assets by the Borrower or any Subsidiary as permitted in Section 7.05(c) (for the avoidance of doubt, JBO Stock and Equity Interests shall not be considered assets for purposes of this subsection (d)) 100% of the Net Cash Proceeds shall be paid within two Business Days to the Administrative Agent to be applied to the Loans, and the Total Commitments shall be permanently reduced by the amount of the Net Cash Proceeds of such Disposition provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(d), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets (including investments in capital of Subsidiaries) so long as within 90 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested by such time shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(d) along with a corresponding permanent reduction to the Total Commitments. The provisions of this Section do not constitute a consent to the consummation of any Disposition not otherwise permitted in Section 7.05.
     (e) Upon the issuance of any Indebtedness by the Borrower or any Subsidiary not otherwise permitted in Section 7.03, 100% of the Net Cash Proceeds shall be immediately paid to the Administrative Agent to be applied to the Loans, and the Total Commitments shall be permanently reduced by the amount of the Net Cash Proceeds of such issuance. The provisions of this Section do not constitute a consent to the issuance of any Indebtedness not otherwise permitted in Section 7.03.
     (f) If at any time the Consolidated Leverage Ratio is greater than **** to ****as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a), there shall be a period of at least thirty (30) consecutive days during the six-month period following delivery of such Compliance Certificate (the “Clean Down Period”) during which (i) the Total Outstandings shall be zero and (ii) no additional Loans shall be made and no Letters of Credit shall be issued; provided, however, that the Clean Down Period shall terminate prior to the end of such six-month period if and at such time as the Borrower submits its regularly scheduled quarterly Compliance Certificate evidencing that the Consolidated Leverage Ratio is less than or equal to **** to ****.

     (g) Each prepayment under this Section 2.05 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 3.05.
     2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Total Commitments, or from time to time permanently reduce the Total Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Total Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Total Commitments, and (iv) if, after giving effect to any reduction of the Total Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Total Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Total Commitments. Any reduction of the Total Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Percentage. All fees accrued until the effective date of any termination of the Total Commitments shall be paid on the effective date of such termination. Notwithstanding the foregoing, for the avoidance of doubt but without prejudice to the right of the Borrower to terminate or permanently reduce the Total Commitments pursuant to Section 2.06, if the Total Commitments are reduced to zero due to mandatory prepayments pursuant to Section 2.05(e), the revolving credit facility hereunder shall not automatically terminate and shall terminate only upon the written request of the Borrower or the Administrative Agent.
     2.07 Repayment of Loans.
     (a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date and all other outstanding and unpaid Obligations.
     (b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) unless otherwise refinanced as a Revolving Loan pursuant to Section 2.04(c), the date five Business Days after such Loan is made and (ii) the Maturity Date.
     2.08 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (A) the LIBOR Rate for such Interest Period plus the Applicable Margin or (B) the Maximum Rate; (ii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (A) the Base Rate plus the Applicable Margin or (B) the Maximum Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (A) the Base Rate plus the Applicable Margin or (B) the Maximum Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Bankruptcy Law.
     2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Percentage, a commitment fee equal to the Applicable Margin times the actual daily amount by which the Total Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of Letter of Credit Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

     (b) Other Fees.
     (i) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10 Computation of Interest and Fees.
     (a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be presumptive evidence of such rate or fee, absent manifest error.
     (b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower, the Borrower or the Required Lenders determine in good faith that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Laws, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender under any other provision of this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Total Commitments and the repayment of all other Obligations hereunder for a period of one year.
     2.11 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the

Administrative Agent and each Lender shall be presumptively correct, absent manifest error, of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.12 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing of LIBOR Loans (or, in the case of any Revolving Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolving Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Letter of Credit Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit

Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in Letter of Credit Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in Letter of Credit Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in Letter of Credit Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     2.14 Increase in Commitments.
     (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, no more than two times through the Maturity Date, request an increase in the Total Commitments by an aggregate amount not exceeding $50,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
     (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. No Lender shall be under any obligation to elect to increase its Commitment.
     (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Letter of Credit Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (d) Effective Date and Allocations. If the Total Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Percentages arising from any nonratable increase in the Commitments under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
     2.15 Extension of Maturity Date.
     (a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 45 days and not later than 35 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend such Lender’s Maturity Date for an additional 364 days from the Existing Maturity Date. The Borrower may request no more than two such extensions of the Maturity Date.
     (b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the Existing Maturity Date and not later than the date (the “Notice Date”) that is 20 days prior to the Existing Maturity Date, advise the Administrative Agent whether or not such Lender agrees to such an extension of the Maturity Date for such Lender’s Loans and Commitments (each Lender that determines not to so extend its Maturity Date shall be referred to as a “Non-Extending Lender”), and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
     (c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 15 days prior to the Existing Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).
     (d) Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.06; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a

Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
     (e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 66-2/3% of the aggregate amount of the Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the Existing Maturity Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “ Lender” for all purposes of this Agreement.
     (f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Existing Maturity Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. In addition, on the Maturity Date of each Non-Extending Lender, the Borrower shall repay such Non-Extending Lender’s Revolving Loans (except to the extent assigned to an Extending Lender or Additional Commitment Lender) and shall prepay Revolving Loans of the Extending Lenders and Additional Commitment Lenders outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Pro Rata Percentages of the respective Extending Lenders and Additional Commitment Lenders effective as of such date.
     (g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Letter of Credit Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Letter of Credit Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Letter of Credit Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Letter of Credit Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Letter of Credit Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the Letter of Credit Issuer determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Letter of

Credit Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Letter of Credit Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Letter of Credit Issuer in the event the Administrative Agent, such Lender or the Letter of Credit Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Letter of Credit Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Revolving Loans to LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank LIBOR market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein.

     3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the Letter of Credit Issuer;
     (ii) subject any Lender or the Letter of Credit Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Letter of Credit Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Letter of Credit Issuer); or
     (iii) impose on any Lender or the Letter of Credit Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Letter of Credit Issuer, the Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the

Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the rate described in clause (a) of the definition of “LIBOR Rate” for such Loan by a matching deposit or other borrowing in the London interbank LIBOR market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04 or is an Impacted Lender, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Total Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CLOSING
     4.01 Conditions of Closing of Credit Agreement. The obligation of the Letter of Credit Issuer and each Lender to make Credit Extensions hereunder following the closing of the Credit Agreement is subject to satisfaction of the following conditions precedent on or prior to the Closing Date:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:
     (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) a Pledge Agreement executed by the Borrower and its Subsidiaries (as required by this Agreement) in favor of the Administrative Agent for the benefit of the Lenders and evidence that a first priority lien has been granted in all collateral covered by such Pledge Agreement in favor of the Administrative Agent;
     (iv) stock certificates, if any, for 100% of all voting Equity Interests of each Material Domestic Subsidiary and for 65% of all voting Equity Interests of each Material Foreign Subsidiary and stock powers, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower; it being understood that such pledged stock shall not include JBO Stock;
     (v) a Guaranty executed by each Guarantor in favor of the Administrative Agent and Lenders;
     (vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

     (vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in Delaware and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;
     (viii) a favorable opinion of internal counsel of the Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (ix) copies of central filing UCC searches of the Borrower and its Subsidiaries, each such search showing no Liens except Liens permitted pursuant to Section 7.01;
     (x) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals (other than Board approvals) required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals (other than Board approvals) are so required with respect thereto;
     (xi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (xii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
     (xiii) the Audited Financial Statements and quarterly financial statements required under Section 6.01(b) for the fiscal quarter ended December 31, 2009;
     (xiv) financial projections of the Borrower’s consolidated operations including, on a quarterly basis, quarterly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries;
     (xiv) an organizational chart of the Borrower and its Subsidiaries;

     (xv) a Compliance Certificate, duly and properly executed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower dated the date hereof but with all calculations made as of March 31, 2010;
     (xvi) executed counterparts of the Intercreditor Agreement;
     (xvii) a copy of each 2017 Notes Offering Document and each other document relating to the 2017 Notes Offering as reasonably requested by Administrative Agent;
     (xviii) evidence that all conditions precedent to the closing of the 2017 Notes Offering shall have been completed; and
     (xix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Letter of Credit Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid, including those fees required to be paid in the Fee Letter.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     (d) Except as disclosed in the Borrower’s public securities filings, since the Audited Financial Statements, there shall not have occurred (i) any event, development, or circumstance that has caused or would reasonably be expected to cause a Material Adverse Effect, or (ii) any event, development, or circumstance that has caused or would reasonably be expected to cause the projections previously provided in Section 4.01(a)(xv) or any of the material assumptions on which such projections were prepared to be materially incorrect so as to render such projections materially incorrect.
     (e) Except as disclosed in the Borrower’s public securities filings, no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority against the Borrower or a Subsidiary that would reasonably be expected to have a Material Adverse Effect.
     (f) The Administrative Agent shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, reasonably satisfactory to the Administrative Agent and shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its

Subsidiaries and shall have received such material financial, business and other information regarding the Borrower and its Subsidiaries as the Administrative Agent shall have reasonably requested, including, without limitation, information requested as to probable material contingent liabilities, tax matters, collective bargaining and labor agreements, insurance and other material contracts, and its material real and personal property.
     (g) There shall not have occurred any material disruption or material adverse change in the financial, banking, or capital markets which the Administrative Agent, in its reasonable discretion, deems to materially impair the syndication of this revolving credit facility.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of LIBOR Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, (i) the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (ii) for purposes of representations and warranties relating to information contained on Schedule 5.05 and 5.13, such representations and warranties shall relate to any updated schedule provided as of the end of the most recently ended fiscal quarter.
     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the Letter of Credit Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of LIBOR Rate Loans)

submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and the transaction contemplated thereby to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
     5.03 Governmental Authorization; Other Consents. Other than as previously obtained and in full force and effect, and other than the filing of security interests and notices to, and in the case of enforcement consents from, applicable regulatory authorities with respect to the Pledge Agreement, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement, any other Loan Document or the transactions contemplated thereby.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effect of applicable insolvency and bankruptcy laws and equitable principles and, in the case of the enforcement of the Pledge Agreement, applicable regulatory restrictions.

     5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show, in accordance with GAAP, all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries dated December 31, 2009, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all (x) Indebtedness of the Borrower (with respect to clauses (a), (e) and (f) of the definition of “Indebtedness”) and all capital leases and (y) Indebtedness of the Subsidiaries, in each case with a principal amount of more than $5,000,000 as of the date of such financial statements.
     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
     (d) To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or would reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a consolidated basis.
     (e) The consolidated forecasted statements of income of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

     5.06 Litigation. Other than those disclosed in public filings, if any, or provided to the Administrative Agent and the Lenders in writing, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance. The Borrower has reasonably concluded that the Borrower and its Subsidiaries are in compliance with Environmental Laws and there are no claims that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The properties of the Borrower and its Subsidiaries are, to the best of the Borrower’s knowledge, insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are reasonable for its business.
     5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or where no Material Adverse Effect reasonably would be expected to result. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person other than the Borrower and the Subsidiaries in the ordinary course.

     5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA.
     5.13 Subsidiaries; Equity Interests. The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and, except as set forth on Schedule 5.13, are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than restrictions set forth in the Organizational Documents of such Subsidiary). The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13 and other than those in the ordinary course of business. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.
     5.14 Margin Regulations; Investment Company Act; Other Regulations.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB).
     (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Energy Policy Act of 2005, the Federal Power Act, the Interstate Commerce Act, or any state public utilities code.
     5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders (or has disclosed as a public filing) all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains as of the date provided or as of which it speaks any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Any disclosure by Borrower and/or its Subsidiaries called for under this Agreement, other than disclosures under Section 6.01, shall be satisfied if such information is publicly filed by the Borrower with the SEC.
     5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including the USA PATRIOT Act (Title III of Pub. L. 107-56)), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     5.17 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.
     5.18 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person other than as would not be reasonably expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     5.19 Solvency. The Borrower and its Subsidiaries are, on a consolidated basis, Solvent.
     5.20 Common Enterprise. The Borrower and its Subsidiaries are engaged in the businesses described on Schedule 5.20 as of the Closing Date: These operations require financing on a basis such that the credit supplied can be made available from time to time to the Borrower and various of its Subsidiaries, as required for the continued successful operation of the Borrower and its Subsidiaries as a whole. The Borrower has requested the Lender to make credit available hereunder primarily for the purposes set forth in Section 6.11 and generally for the purposes of financing the operations of the Borrower and its Subsidiaries. The Borrower and each of its Subsidiaries expects to derive benefit (and the Board of Directors of the Borrower has determined that such Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Borrower and each of its Subsidiaries is dependent on the continued successful performance of the functions of the group as a whole.
     5.21 Burdensome Agreements. Neither the Borrower nor any Subsidiary is in default under any indenture, loan agreement, credit agreement, lease or other agreement or instrument, or subject to any restriction of its constituent documents, that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.22 Collateral. For the avoidance of doubt, Administrative Agent and each Lender recognizes and acknowledges that the Collateral includes Equity Interests in Broker Dealer Subsidiaries of Borrower and that (i) the disposition or transfer of such Equity Interests, (ii) any direct or indirect change of control of any Broker Dealer Subsidiary, (iii) any direct or indirect exercise of management control or other control over any Broker Dealer Subsidiary, and (iv) payment of dividends and distributions by any Broker Dealer Subsidiary is subject to regulatory restrictions (including the need to obtain the consent or approval of applicable self regulatory authorities and other applicable regulatory authorities) and that the creation of the pledge in such Equity Interests may require notification to applicable regulatory authorities. For the avoidance of doubt, Administrative Agent and each Lender recognizes and agrees that the representations and warranties and covenants in this Agreement or the other Loan Documents shall not be breached solely by reason of the existence of regulatory restrictions, or requirements for obtaining consent or approval from regulatory authorities solely in respect of the enforcement of any rights and remedies under the Loan Documents or the enforcement of any pledge of the securities of or exercise of rights over any Broker Dealer Subsidiary. Without limiting the foregoing, Administrative Agent and each Lender acknowledges and agrees that in respect of Penson Financial Services Canada Inc., the Investment Industry Regulatory Organization of Canada, the Montreal Exchange, the Toronto Stock Exchange, the TSX Venture Exchange and/or any other applicable governmental, regulatory or self-regulatory agency or body having jurisdiction over Penson Financial Services Canada Inc., and/or each of their respective successor organizations shall each be considered applicable self regulatory authorities.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2010), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) if and when applicable, an opinion of such Registered Public Accounting Firm independently assessing the Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object; and
     (b) as soon as available, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2010 and including each fiscal quarter ending December 31 of each fiscal year), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated and consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and
     (c) as soon as available, but in any event before the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated statements of income or operations of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).
     As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2010), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;
     (b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable

non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, unless such investigation is in the ordinary course of business or would not reasonably be expected to have a Material Adverse Effect;
     (e) promptly notify the Administrative Agent of the formation of any Subsidiary of the Borrower; and
     (f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     6.03 Notices. Promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including as a result of (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and
     (e) of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event;
     (f) of any event or circumstances initiating a mandatory offer to purchase or redeem any portion of the 2017 Senior Notes or the 2014 Convertible Notes;
     (g) any initiation of any optional redemption of any portion of the 2017 Senior Notes or the 2014 Convertible Notes; and
     (h) of the sale by the Borrower of any of its capital stock or other Equity Interest (other than (a) as contemplated under the 2000 Stock Incentive Plan or securities issued upon exercise of stock options issued to employees, directors or contractors of the Borrower or its Subsidiaries, (b) any conversion of 2014 Convertible Notes representing less than 50% in the aggregate of the aggregate principal amount of all 2014 Convertible Notes issued pursuant to the 2014 Notes Offering, and (c) as contemplated in connection with the Ridge Acquisition or the 2017 Notes Offering; provided, however, at the request of the Administrative Agent, the Borrower shall provide any information regarding such sales to the Administrative Agent);
     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth material details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. (a) Except to the extent no Material Adverse Effect would result or an Event of Default under Section 8.01(e) would not occur from the applicable failure, pay and discharge as the same shall become due and payable, (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, and (ii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and (b) pay and discharge all lawful claims which, if unpaid, would by Law become a Lien upon its property except to the extent such Lien is otherwise permitted by another Section of this Agreement, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or to the extent no Material Adverse Effect would result; (b) take commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its tangible properties and equipment in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in case of clauses (a) and (b) if the failure to do so would not reasonably be expected to have a Material Adverse Effect or would not violate Section 7.05 hereof.
     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business, in such amounts, with such deductibles and covering such risks as are reasonable for its business and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance and designating the Administrative Agent as an additional insured, if applicable; provided, however, if such insurance company refuses to provide insurance on such terms, Borrower may maintain insurance on such other terms as is customarily maintained by companies in the same or similar businesses similarly situated.
     6.08 Compliance with Laws and Material Contracts. Comply in all material respects with the requirements of (a) all Material Contracts and (b) all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (x) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (y) the failure to comply with any such Material Contract or Law would not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Administrative Agent and each Lender and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to provide equity capital or loans to its Subsidiaries not in contravention of any Law or any Loan Document and (b) for general corporate purposes, including providing working capital for itself and its Subsidiaries not in contravention of any Law or of any Loan Document, which shall include uses such as financing for permitted acquisitions and to pay transaction fees, costs and expenses related to this Agreement.
     6.12 Additional Subsidiaries and Collateral. Within twenty days after the time that any Person becomes a Material Domestic Subsidiary as a result of the creation of such Material Domestic Subsidiary, an acquisition, or otherwise, then, unless such Material Domestic Subsidiary is merged into the Borrower (with the Borrower being the surviving Person) prior to the expiration of such twenty day period, (a) 100% of such Material Domestic Subsidiary’s Equity Interests shall be pledged to secure the Obligations, and (b) the Administrative Agent shall receive such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with such pledge. Within forty-five days after the time that any Person becomes a Material Foreign Subsidiary as a result of the creation of such Material Foreign Subsidiary, an acquisition or otherwise, (a) 65% of such Material Foreign Subsidiary’s Equity Interests shall be pledged to secure the Obligations, and (b) the Administrative Agent shall receive such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with such pledge; provided, however, that if a pledge of the Equity Interests of a Material Foreign Subsidiary would result in adverse tax consequences, the Borrower may provide an opinion of counsel acceptable to the Administrative Agent addressing such adverse tax consequences and, upon the consent of the Required Lenders (such consent not to be unreasonably withheld), such pledge shall not be required. Provided further, that if a Material Domestic Subsidiary or Material Foreign Subsidiary is a Subsidiary of an entity which is already the subject of a pledge in favor of Administrative Agent under the Loan Documents, such Material Domestic Subsidiary or Material Foreign Subsidiary need not be so pledged. Notwithstanding the foregoing, in no event shall any Broker Dealer Subsidiary be required to be a Guarantor or a pledgor. In the event that a Subsidiary Guarantees the obligations of the Borrower under the 2017 Senior Notes, such Subsidiary shall also become a Guarantor. In addition, to the extent the Borrower or any Subsidiary or Affiliate thereof shall pledge any assets as collateral for the obligations of the Borrower under the 2017 Senior Notes, such collateral shall also be pledged as collateral under the Loan Documents.
     6.13 Further Assurances. Promptly upon request by the Administrative Agent, the Borrower shall (and shall cause any of its Subsidiaries to) take such action as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the terms of this Agreement or any other Loan Document.

ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and security deposits incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

     (i) Liens securing Indebtedness permitted under Section 7.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and
     (j) Liens securing the Short Term Subsidiary Indebtedness permitted under Section 7.03(e); provided that such Liens do not at any time encumber any property other than the property financed by such Short Term Subsidiary Indebtedness (and proceeds thereof) and the rights of Persons making deposits with the Borrower and the Subsidiaries to the extent of rights in respect of such deposits.
     (k) any interest or title of a lessor or licensor in the property subject to any capital lease or operating lease or license;
     (l) Liens arising from filing Uniform Commercial Code financing statements regarding leases or precautionary filings;
     (m) Liens in favor of the Borrower or a Subsidiary in the ordinary course of business;
     (n) Liens arising from the rendering of a final judgment or order against the Borrower or a Subsidiary that does not give rise to an Event of Default;
     (o) Liens which constitute rights of set-off of a customary nature or bankers’ liens or securities intermediaries’ liens with respect to amounts on deposit or investment property, as applicable, whether arising by operation of law or by contract, in connection with arrangements entered into with banks or securities intermediaries in the ordinary course of business;
     (p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (q) Liens securing the 2017 Senior Notes and subject to the Intercreditor Agreement; and
     (r) Liens otherwise expressly permitted by the Loan Documents.
     7.02 Investments. Make any Investments, except:
     (a) Investments held by the Borrower or such Subsidiary in the form of cash, Cash Equivalents and short-term marketable securities and other Investments purchased, sold or held by Broker Dealer Subsidiaries in the ordinary course of business;
     (b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding or

$50,000 for any individual at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) Investments of the Borrower in any wholly-owned or majority owned Subsidiary and Investments of any wholly-owned or majority owned Subsidiary in the Borrower or in another wholly-owned or majority owned Subsidiary;
     (d) Investments consisting of extensions of credit in the ordinary course of business or in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Investments existing on the date hereof and as set forth on Schedule 7.02;
     (f) Investments constituting acquisitions of the Equity Interests of a Person or acquisitions of assets or other property to the extent that (i) such Investments do not exceed $5,000,000 for any single acquisition or $20,000,000 in the aggregate during any fiscal year and (ii) the Borrower’s Consolidated Leverage Ratio does not exceed **** to **** as of the date of the most recently submitted Compliance Certificate; provided, however, that this clause (f) shall not include any Equity Repurchases;
     (g) Equity Repurchases;
     (h) Investments otherwise permitted in this Agreement;
     (i) The Ridge Acquisition; and
     (j) Provided that the Borrower’s Consolidated Leverage Ratio is less than **** to ****, other Investments in an aggregate principal amount not to exceed $10,000,000 during any fiscal year.
     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness outstanding on the date hereof and listed on Schedule 5.05 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
     (c) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (d) Indebtedness in respect of capital leases, Synthetic Lease Obligations, and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness permitted in this Section 7.03(d) at any one time outstanding shall not exceed $25,000,000;
     (e) the Short Term Subsidiary Indebtedness and deposits and assets received from customers and their Affiliates with respect to customers of Broker Dealer Subsidiaries;
     (f) Indebtedness of types incurred by the Borrower or any of the Subsidiaries consistent with the historical practices and the ordinary course of business of any of the Subsidiaries or of the Borrower (determined as of the date hereof), including (i) Guarantees related to a customer’s or Subsidiary’s ordinary trade activities, including but not limited to those made in favor of exchanges, market centers, third party clearing firms, counterparties, record keeping centers or technology providers and (ii) Guarantees made in favor of lenders to a Subsidiary’s customers required in connection with such customers’ purchase of exchange seats or memberships, provided that the relevant exchange seat or membership’s value is, at the time the Guarantee is made, at least twice the principal amount of the Indebtedness so Guaranteed;
     (g) Guarantees by the Borrower not otherwise permitted by this Section 7.03 of obligations in an aggregate amount not to exceed $35,000,000 at any one time; provided that no single Guarantee shall exceed a notional or principal amount of $10,000,000, and further provided that all Guarantees existing or contemplated as of the date hereof are listed on the attached Schedule 7.03(g);
     (h) Guarantees by any Subsidiary of the Borrower with respect to the 2017 Senior Notes;
     (i) Indebtedness associated with the 2014 Notes Offering Documents and the 2017 Notes Offering Documents;

     (j) the Seller Notes, without duplication of amounts permitted under Section 7.03(i); and
     (k) provided that the Borrower’s Consolidated Leverage Ratio is less than **** to ****, other Indebtedness in an aggregate principal amount outstanding not to exceed $10,000,000.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary or Guarantor is merging with another Subsidiary, the wholly-owned Subsidiary or such Guarantor (as applicable) shall be the continuing or surviving Person; and
     (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary consistent with the terms of this Agreement, including Section 7.02 and Section 7.05; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor.
     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions permitted by Section 7.04;
     (c) other Dispositions of assets not included in clauses (a), (b) or (d) where the aggregate sales price does not exceed $20,000,000 in the aggregate for all Dispositions in any fiscal year and the Net Cash Proceeds are paid to the Administrative Agent as required by Section 2.05(d); and
     (d) Dispositions of assets in the ordinary course of business consistent with historical practice provided, however, that any Disposition pursuant to clauses (a), (b), (c) and (d) shall be for fair market value.
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

     (a) each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
     (d) the Borrower may issue and sell its common Equity Interests and JBO Stock;
     (e) the Borrower may issue (i) restricted stock units issued pursuant to the 2000 Stock Incentive Plan, (ii) securities issuable upon exercise of stock options, and (iii) securities pursuant to the Borrower’s employee stock purchase plan;
     (f) Equity Repurchases;
     (g) the Borrower may issue Equity Interests in connection with the 2014 Notes Offering and the conversion of 2014 Convertible Notes;
     (h) the Borrower may make Restricted Payments in connection with the 2014 Convertible Notes pursuant to the terms of the 2014 Notes Offering Documents;
     (i) the Borrower and its Subsidiaries may make cash payments in lieu of fractional entitlements to securities or may round fractional entitlements to a whole security; and
     (j) the Borrower may issue Equity Interests in connection with the Ridge Acquisition, so long as the Net Cash Proceeds (if any) from such issuance are applied to pay a portion of the Ridge Acquisition’s purchase price.
     7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto (it being agreed that a change in customer mix or the addition of new types of customers shall not be deemed to be a change in the nature of the business).
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

     7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the 2017 Notes Offering Documents or the Seller Notes) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary or to otherwise transfer property to the Borrower or any Subsidiary, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the Borrower or any Subsidiary to grant a Lien to secure an obligation of any Person if the Borrower or any Subsidiary were to grant a Lien to secure another of its obligations to another Person.
     7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB) or to refund indebtedness originally incurred for such purpose.
     7.11 Sale and Leaseback. Enter into any Sale and Leaseback Transactions with a value in excess of $20,000,000 in the aggregate per fiscal year (directly or indirectly) with any Person other than among the Borrower and any Subsidiary (to the extent such transaction is otherwise permitted hereunder).
     7.12 Change in Fiscal Year or Accounting Methods. Change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).
     7.13 Prepayment of Indebtedness. Prepay any Indebtedness other than (a) the Obligations, (b) Indebtedness under the Seller Note, to the extent permitted by the Subordination Agreement and not otherwise prohibited by this Agreement, (c) other Indebtedness not to exceed $20,000,000 in the aggregate during any fiscal year, (d) to the extent that (i) the Borrower’s Consolidated Leverage Ratio did not exceed **** to **** as of the most recently provided Compliance Certificate and (ii) no Default exists and is continuing, Indebtedness under the 2017 Notes Offering Documents (whether optional or required under the terms of the 2017 Notes Offering Documents), to the extent permitted by the Intercreditor Agreement, (e) to the extent that (i) the Borrower’s Consolidated Leverage Ratio did not exceed **** to **** as of the most recently provided Compliance Certificate and (ii) no Default exists and is continuing, Indebtedness under the 2014 Notes Offering Documents (provided that cash settlement of a redemption by the holder of 2014 Convertible Notes or cash payments in respect of fractional entitlements shall not be a prepayment for these purposes), (f) to the extent that (i) the Borrower’s Consolidated Leverage Ratio does not exceed **** to **** on a pro forma basis at time of such prepayment and remains at or below **** to **** following such prepayment and (ii) no Default exists and is continuing, prepayments made out of the proceeds of the issuance of Equity Interests or (g) Short Term Subsidiary Indebtedness and deposits and assets received from customers and their Affiliates with respect to customers of Broker Dealer Subsidiaries; provided, however, that the conversion of 2014 Convertible Notes shall not be considered a prepayment under this Section 7.13.
     7.14 Material Contracts. Amend, supplement or otherwise modify the terms of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interests or rights of the Borrower or any Subsidiary except as would not have a Material Adverse Effect.
     7.15 Management Fees. Pay any management fee or similar compensation except such to Persons and in amounts consistent with historical practice and in the ordinary course of business or to Borrower or its Subsidiaries.
     7.16 Financial Covenants.
     (a) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than $****; (i) increasing quarterly by (A) an amount equal to ****% of the net aggregate increases in Shareholders’ Equity of the Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary, issuances of restricted stock units pursuant to the 2000 Stock Incentive Plan, securities issued upon the exercise of stock options, or issuances of securities pursuant to the Borrower’s employee stock purchase plan), including upon any conversion of debt securities of the Borrower into such Equity Interests and (B) an amount equal to ****% of Consolidated Net Income for the fiscal year then ended and (ii) decreasing quarterly by an amount equal to goodwill and other intangibles associated with acquisitions completed prior to the Closing Date and previously disclosed to the Administrative Agent and the Ridge Acquisition.
     (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter measured quarterly in arrears on a rolling four quarter basis of the Borrower to be less than **** to ****.
     (c) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter measured quarterly in arrears on a rolling four quarter basis to be greater than (i) from the Closing Date through the fiscal quarter ending March 31, 2011, **** to ****, (ii) from the fiscal quarter ending June 30, 2011 through the fiscal quarter ending September 30, 2011, **** to ****, (iii) from the fiscal quarter ending December 31, 2011 through the fiscal quarter ending September 30, 2012, **** to ****, and (iv) from the fiscal quarter ending December 31, 2012 and thereafter, **** to ****.
     (d) Minimum Capital Requirement. Permit PFS to maintain Regulatory Capital less than **** percent (****%) of its Debit Balances for more than three consecutive Borrower business days.

     (e) Minimum Liquidity Requirement. Permit the Borrower to maintain Unencumbered Liquidity in an amount less than the Total Outstandings at any time.
     (f) Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Subsidiaries, $**** during each fiscal year.
     7.17 Amendments to Organization Documents. Amend or otherwise modify the terms of any Organization Document if such amendment or modification would materially and adversely impact the Lenders’ rights under the Loan Documents.
     7.18 Amendments to 2014 and 2017 Notes Offering Documents. Amend or otherwise modify the material terms of the 2014 Notes Offering Documents or the 2017 Notes Offering Documents if such amendment, or modification would materially and adversely impact the Lenders’ rights under the Loan Documents.
     7.19 Ridge Acquisition. Close the Ridge Acquisition unless and until fully executed copies of the Seller Note, the Outsourcing Agreement and the Subordination Agreement been provided to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when due, any amount of principal of any Loan or any Letter of Credit Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any Letter of Credit Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03, 6.05, 6.10, or 6.11 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

     (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount in the aggregate, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount in the aggregate; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Bankruptcy Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Bankruptcy Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
     (h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control; or
     (l) Indentures. There occurs any “Fundamental Change” as defined in the 2014 Indenture or there occurs and is continuing any “Event of Default” as defined in the 2017 Indenture; or
     (m) Seller Notes. There occurs and is continuing any material “Event of Default” as defined in the Seller Notes; or
     (n) Intercreditor Agreement. There occurs and is continuing any default under the Intercreditor Agreement that has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the Letter of Credit Issuer to make Letter of Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the Letter of Credit Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the Letter of Credit Issuer all rights and remedies available to it, the Lenders and the Letter of Credit Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Letter of Credit Issuer to make Letter of Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letter of Credit Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, amounts owing under any Swap Contracts, Letter of Credit Fees and Fronting Fees) payable to the Lenders and the Letter of Credit Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the Letter of Credit Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Fronting Fees, and interest on the Loans, Letter of Credit Borrowings and other Obligations, ratably among the Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, ratably among the Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the Letter of Credit Issuer, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;
     Sixth, to payment of that portion of the Obligations constituting all amounts owed under any Swap Contract included in the Obligations (at the Swap Termination Value), ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them;
     Seventh, to any remaining outstanding and unpaid Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Seventh held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority. Each of the Lenders and the Letter of Credit Issuer hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Letter of Credit Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Letter of Credit Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Letter of Credit Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Letter of Credit Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the Letter of Credit Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation or Removal of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of its resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by, or removal of, Regions Bank as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as Letter of Credit Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swing Line Lender, (b) the retiring Letter of Credit Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Letter of Credit Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Letter of Credit Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Lead Arranger nor any other arranger or agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Syndication Agent, Documentation Agent, a Lender or the Letter of Credit Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Letter of Credit Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Letter of Credit Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Letter of Credit Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Letter of Credit Issuer in any such proceeding.
     9.10 Collateral and Guaranty Matters. Lenders and the Letter of Credit Issuer irrevocably authorize Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon termination of the commitment of each Lender to make Loans and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and
     (b) to release any Guarantor from its obligations under any Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any Guaranty pursuant to this Section 9.10.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (not including any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Total Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;
     (e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

     (g) release any Guarantor from any Guaranty or all or substantially all of the value of any Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by Administrative Agent acting alone); or
     (h) release all or substantially all of the collateral securing the Obligations without the written consent of each Lender, except for collateral sold or otherwise disposed as permitted in the Loan Documents, and except to the extent the release of any collateral is permitted pursuant to Section 9.10 (in which case such release may be made by Administrative Agent acting alone) or this Section 10.01;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Letter of Credit Issuer in addition to the Lenders required above, affect the rights or duties of the Letter of Credit Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Article II if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (d) Reliance by Administrative Agent, Letter of Credit Issuer and Lenders. The Administrative Agent, the Letter of Credit Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Letter of Credit Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the Letter of Credit Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Letter of Credit Issuer (including the reasonable fees, charges and disbursements of any counsel or advisors for the Administrative Agent, any Lender or the Letter of Credit Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, the Documentation Agent, any other agent, each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Letter of Credit Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation or removal of the Administrative Agent, the Letter of Credit Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Letter of Credit Issuer or any Lender, or the Administrative Agent, the Letter of Credit Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Letter of Credit Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Letter of Credit Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Letter of Credit Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section,

(ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Letter of Credit Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts. The aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $7,500,000 or an amount equal to the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
     (iii) Consents. In addition to the consent required by subsection (b)(i) of this Section, the following consents are required:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for each assignment; and
     (C) the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 for each assignment; provided, however, (A) no fee shall be due and payable if any Assignor is assigning to an Affiliate of such Assignor and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptively correct, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Lenders and the Letter of Credit Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 and Section 10.07 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note,

if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as Letter of Credit Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Regions Bank assigns all of its Commitment and Loans pursuant to subsection (b) above, Regions Bank may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Letter of Credit Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as Letter of Credit Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Letter of Credit Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Regions Bank as Letter of Credit Issuer or Swing Line Lender, as the case may be. If Regions Bank resigns as Letter of Credit Issuer, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Regions Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Letter of Credit Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer or Swing Line Lender, as the case may be, and (b) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Regions Bank to effectively assume the obligations of Regions Bank with respect to such Letters of Credit.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Letter of Credit Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Letter of Credit Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses and customers, other than any such information that is available to the Administrative Agent, any Lender or the Letter of Credit Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised commercially reasonable efforts to protect the confidentiality of such Information.
     Each of the Administrative Agent, the Lenders and the Letter of Credit Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Letter of Credit Issuer, irrespective of whether or not such Lender or the Letter of Credit Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Letter of Credit Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS,

FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS (DALLAS DIVISION), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LETTER OF CREDIT ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger, on the other hand, and the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Lead Arranger, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Lead Arranger has advised or are currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Lead Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lead Arranger has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

     10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, and as it may have been or may be renewed or amended, the “Act”)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
     10.18 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of the Page Intentionally Left Blank.
Signature Pages to Follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PENSON WORLDWIDE, INC.
By:	/s/ Daniel P. Son
	Name:	Daniel P. Son
	Title:	President

Signature Page to Second Amended and Restated Credit Agreement

REGIONS BANK, as Administrative Agent, a Lender, Letter of Credit Issuer and Swing Line Lender
By:	/s/ Robin Ingari
	Name:	Robin Ingari
	Title:	Sr. Vice President

Signature Page to Second Amended and Restated Credit Agreement

COMPASS BANK, successor in interest to Guaranty Bank, as a Lender
By:	/s/ Stephanie Cox
	Name:	Stephanie Cox
	Title:	Sr. Vice President

Signature Page to Second Amended and Restated Credit Agreement

CAPITAL ONE, N.A., as a Lender and as Co-Documentation Agent
By:	/s/ Jacob Villere
	Name:	Jacob Villere
	Title:	Vice President, U.S. Corporate Dept.

Signature Page to Second Amended and Restated Credit Agreement

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, as a Lender and as Co-Documentation Agent
By:	/s/ Paul Howell
	Name:	Paul Howell
	Title:	Sr. Vice President

Signature Page to Second Amended and Restated Credit Agreement

THE PRIVATEBANK AND TRUST COMPANY, as a Lender and as Syndication Agent
By:	/s/ Ronald Fontenot
	Name:	Ronald Fontenot
	Title:	Associate Managing Director

Signature Page to Second Amended and Restated Credit Agreement

UNION BANK, N.A., as a Lender
By:	/s/ Megan R. Webster
	Name:	Megan R. Webster
	Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

EXHIBIT A
FORM OF REVOLVING LOAN NOTICE
Date:                     ,
To:	Regions Bank, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May 6, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Penson Worldwide, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Regions Bank, as Administrative Agent, Letter of Credit Issuer and Swing Line Lender.
     The undersigned hereby requests (select one):
☐ A Revolving Borrowing;
☐ A conversion of Revolving Loans;
☐ A continuation of LIBOR Rate Loans;
1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of . [Type of Revolving Loan requested]

4.	For LIBOR Rate Loans: with an Interest Period of months.
     The Revolving Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

PENSON WORLDWIDE, INC.
By:
Name:
Title:

A-1
Form of Revolving Loan Notice

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
     Date:                     ,
To:	Regions Bank, as Swing Line Lender Regions Bank, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May 6, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Penson Worldwide, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Regions Bank, as Administrative Agent, Letter of Credit Issuer and Swing Line Lender.
     The undersigned hereby requests a Swing Line Borrowing:
1.	On (a Business Day).

2.	In the amount of $ .
     The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

PENSON WORLDWIDE, INC.
By:
Name:
Title:

B-1
Form of Swing Line Loan Notice

EXHIBIT C
FORM OF NOTE

$	, 20
     FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of                                          DOLLARS ($                     ) or such lesser amount as may from time to time be advanced by the Lender to the Borrower and outstanding, including accrued interest thereon, under that certain Second Amended and Restated Credit Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Regions Bank, as Administrative Agent, Letter of Credit Issuer and Swing Line Lender.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

PENSON WORLDWIDE, INC.
By:
Name:
Title:

C-1
Form of Note

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     ,
To:	Regions Bank, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May 6, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Penson Worldwide, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Regions Bank, as Administrative Agent, Letter of Credit Issuer and Swing Line Lender.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                              of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and in such capacity, on behalf of Borrower, that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]
     [to the best knowledge of the undersigned, the Borrower is in compliance with each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
     [the Borrower is not in compliance with the following covenants or conditions and the following is a list of each Default which has occurred and is continuing and its nature and status:]
     4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
     5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                     ,           .

PENSON WORLDWIDE, INC.
By:
Name:
Title:

Form of Compliance Certificate

SCHEDULE 1
to the Compliance Certificate
Financial Statements

Form of Compliance Certificate

For the Quarter/Year ended __________________(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate

I.	Section 7.16(a) — Consolidated Tangible Net Worth.
	A.	Consolidated Tangible Net Worth at Statement Date:
		1.	Shareholders’ Equity of Borrower and its Subsidiaries:	$

		2.	Intangible Assets of Borrower and its Subsidiaries:	$

		3.	Consolidated Tangible Net Worth (Line I.A.1 less Line I.A.2):	$

	B.	$****		$	****
	C.	100% of the net aggregate increases in Shareholders’ Equity of the Borrower and its Subsidiaries after the Closing Date from issuance and sale of Equity Interests (other than issuances to the Borrower or a wholly-owned Subsidiary, issuances of restricted stock units pursuant to the 2000 Stock Incentive Plan, securities issued upon the exercise of stock options, or issuances of securities pursuant to the Borrower’s employee stock purchase plan) (including from conversion of debt securities):		$

	D.	50% of Consolidated Net Income for the fiscal year ended on the Statement Date:		$

	E.	Goodwill and other intangibles associated with (1) acquisitions completed prior to the Closing Date and previously disclosed to the Administrative Agent and (2) the Ridge Acquisition:		$

	F.	Minimum required Consolidated Tangible Net Worth (Line I.B plus Line I.C plus Line 1.D minus Line 1.E):		$

	G.	Excess (deficiency) for covenant compliance (Line I.A.3 - I.F):		$

	H.	Compliance (Yes/No):

II.	Section 7.16 (b) — Consolidated Fixed Charge Coverage Ratio.
	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):
		1.	Consolidated Net Income for Subject Period:	$

		2.	Interest Charges for Subject Period:	$

		3.	Provision for Federal, state, local and foreign income taxes payable by Borrower and its Subsidiaries for Subject Period:	$

Form of Compliance Certificate

		4.	Depreciation and amortization expense:	$

		5.	Non-cash stock based compensation:	$

		6.	Costs, expenses and fees incurred in connection with the Ridge Acquisition, the 2017 Notes Offering, the 2014 Notes Offering, the Existing Credit Agreement, and this Agreement:	$

		7.	Federal, state, local and foreign income tax credits of Borrower and its Subsidiaries for Subject Period:	$

		8.	Non-cash items increasing Consolidated Net Income for Subject Period:	$

		9.	For the 12-month period following the closing of the Ridge Acquisition, $1,050,000 for any month (commencing with the first full month after the closing of the Ridge Acquisition) for which the actual EBITDA earned by PFS and attributable to correspondent clearing contracts acquired in the Ridge Acquisition is not included in the calculation of Consolidated EBITDA:	$

		10.	Consolidated EBITDA (Lines II.A.1 + IIA.2 + IIA.3 + IIA.4 + IIA.5 + IIA.6) - (Lines IIA.7 + IIA.8) + Line IIA.9 (if applicable):	$

	B.	Interest Charges for Subject Period:		$

	C.	Aggregate principal amount of regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money (it being understood the Total Outstandings shall be assumed to be amortized over a five year period solely in order to calculate scheduled payments of the Loans):		$

	D.	Aggregate amount of Federal, state, local and foreign income taxes paid in cash of or by the Borrower and its Subsidiaries for Subject Period:		$

	E.	Consolidated Fixed Charge Coverage Ratio (Line II.A.10 ÷ (Lines II.B + II.C + II.D))			_____ to ****
	F.	Minimum required:		**** to ****
	G.	Compliance (Yes/No):

III.	Section 7.16 (c) — Consolidated Leverage Ratio.
	A.	Consolidated Funded Indebtedness at Statement Date:		$

	B.	Consolidated EBITDA for Subject Period (Line IIA.10):		$

Form of Compliance Certificate

	C.	Consolidated Leverage Ratio (Line III.A ÷ Line III.B):	_______ to ****
	D.	Maximum permitted (see Section 7.16(c)):	_______ to ****
	E.	Compliance (Yes/No):

IV.	Section 7.16(d) — Minimum Capital Requirement.
	A.	Regulatory Capital at Statement Date:	$

	B.	Debit Balances at Statement Date:	$

	C.	Minimum required (Line IV.B. x 5.5%):	$

	D.	Compliance (Yes/No):

V.	Section 7.16 (e) — Minimum Liquidity Requirement.
	A.	Unencumbered Liquidity at Statement Date:	$

	B.	Total Outstandings at Statement Date:	$

	C.	Compliance (Yes/No):

VI.	Section 7.16(f) — Capital Expenditures.
	A.	Capital Expenditures for Borrower and its Subsidiaries at Statement Date since beginning of fiscal year:	$

	B.	Maximum Allowed (per fiscal year):	$ ****
	C.	Compliance (Yes/No):

Form of Compliance Certificate

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[5]	Include all applicable subfacilities.

Form of Assignment and Assumption

1.	Assignor[s]: ____________________

2.	Assignee[s]: ____________________ [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Penson Worldwide, Inc.

4.	Administrative Agent: Regions Bank, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Second Amended and Restated Credit Agreement, dated as of May 6, 2010, among Penson Worldwide, Inc., the Lenders from time to time party thereto, and Regions Bank, as Administrative Agent, Letter of Credit Issuer, and Swing Line Lender

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]		Aggregate Amount of Commitment/Loans for all Lenders[9]		Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number

			$		$			%

			$		$			%

			$		$			%

[7. Trade Date: __________________][11]
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

[6]	List each Assignor, as appropriate.

[7]	List each Assignee, as appropriate.

[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

Consented to and Accepted: REGIONS BANK, as Administrative Agent
By:
Name:
Title:

Consented to: PENSON WORLDWIDE, INC.
By:
Name:
Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and

Form of Assignment and Assumption

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Form of Assignment and Assumption

EXHIBIT F
OPINION MATTERS
Form of Opinion
[See attached.]
Exhibit F
Opinion Matters

PENSON WORLDWIDE, INC.
May __, 2010
Regions Bank, as Administrative Agent,
under the Second Amended and Restated Credit Agreement referred to herein, and the Lenders referred to below
Ladies and Gentlemen:
     I have acted as counsel to Penson Worldwide Inc., a Delaware corporation (the “Borrower”), in connection with the Second Amended and Restated Credit Agreement dated as of May __, 2010 (the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), Regions Bank, as Administrative Agent for the Lenders (the “Agent”), and the other parties thereto. I have also acted as counsel to SAI Holdings, Inc., a Texas corporation (“SAI”), and Penson Holdings, Inc., a Delaware corporation (“Penson Holdings”), in connection with Credit Agreement. SAI and Penson Holdings are sometimes collectively referred to herein as the “Guarantors.” The Borrower, SAI and Penson Holdings are sometimes collectively referred to herein as the “Pledgors.” The Borrower, the Guarantors and the Pledgors are sometimes collectively referred to herein as the “Penson Entities.” Terms defined in the Credit Agreement are used as therein defined, unless otherwise defined herein. Unless otherwise indicated, references to the “UCC” shall mean the UCC as defined in the Pledge Agreement (as herein defined). This opinion letter is being delivered to you pursuant to Section 4.01(a)(viii) of the Credit Agreement.
     In connection with this opinion, I have examined an executed copy of (a) the Credit Agreement, (b) the Guaranty dated the date hereof by each of SAI and Penson Holdings in favor of Regions Bank, as Administrative Agent for the Lenders, (c) the Pledge Agreement dated the date hereof between each of the Borrower, SAI and Penson Holdings and Regions Bank, as Administrative Agent and Secured Party; (d) the promissory notes by the Borrower on the date hereof in favor of any Lenders requesting a Note pursuant to the terms of the Credit Agreement; and (e) unfiled copies of the Amendments to the UCC-1 Financing Statements referred to in Schedule 1 hereto (the “Amendments to the UCC-1 Financing Statements”) (the documents referred to in clauses (a)-(d) are referred to herein at times as the “Applicable Loan Documents”), and such other documents, records, agreements and certificates as I have deemed appropriate. I have also reviewed such matters of Texas, Delaware General Corporation Law and Federal law (collectively, “Applicable Law”) as I have considered relevant for the purpose of this opinion.
     I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified, facsimile, pdf or photostatic copies, and the authenticity of the originals of all documents submitted to me as copies. I have also assumed that the Applicable Loan Documents have been duly executed by the Administrative Agent, Letter of Credit Issuer, Swingline Bank and Lenders and delivered by the parties thereto. As to certain factual matters, I have relied, without any independent verification, upon certificates provided by public officials and certificates of officers of the Borrower. I have also assumed the accuracy and completeness of representations and warranties of each of the respective Penson Entities set forth in the Applicable Loan Documents and the due performance by each party of its respective obligations under such documents, and that each of the Applicable Loan Documents constitutes a valid and binding obligation of all parties other than the Penson Entities and are enforceable in accordance with their terms against all parties other than the Penson Entities. As to any facts that are relevant to the opinions hereinafter expressed, I have relied solely upon the representations of the respective Penson Entities set forth in the Applicable Loan Documents together with a certificate in support of this opinion dated the date hereof of the Chief Executive Officer of the Borrower, the Executive Vice President of SAI and the President of Penson Holdings. Except as specifically set forth herein, I have not undertaken any search of any filings of any governmental authority or agency or with any court or arbitrator, nor have I undertaken any independent investigation to determine the accuracy of facts material to any such statement or opinion, and no inference as to such statement or opinion should be drawn from the fact of my representation of the Penson Entities.
     In rendering the opinions set forth herein, whenever a statement or opinion herein is qualified by “to my knowledge,” or by words of similar import, it is intended to indicate that, during the course of my representation of the Penson Entities, no information has come to my attention that gives me actual knowledge of the inaccuracy of such statement or opinion. Except as specifically set forth herein, I have not undertaken any independent investigation to determine the accuracy of facts material to any such statement or opinion, and no inference as to such statement or opinion should be drawn from the fact of my representation of the Penson Entities or employment with the Borrower. In making judgments in respect of matters of materiality, I have relied upon other representatives of the Penson Entities in assessing the possible impact of such items.
     Based upon the foregoing, and to the limitations set forth below as well as in the Applicable Loan Documents (and their respective schedules and exhibits), I am of the opinion that:
1.	Each of the Borrower and Penson Holdings is a corporation validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to own its properties and to carry on its business as it is now conducted. SAI is a corporation validly existing and in good standing under the laws of the State of Texas with the corporate power and authority to own its properties and to carry on its business as it is now conducted. Each of the Borrower and Penson Holdings is duly qualified to do business as a foreign corporation in the State of Texas.

2.	Each of the Penson Entities has the corporate power and corporate authority to execute, deliver, and perform its obligations under the respective Applicable Loan Documents to which it is a party.

3.	The execution, delivery, and performance by each of the respective Penson Entities of the Applicable Loan Documents to which it is a party, and compliance with the terms and provisions thereof, have been duly authorized by all requisite corporate action on such party’s part and such Applicable Loan Documents, to which it is a party have been duly executed and delivered by the respective Penson Entities party thereto.

4.	Each Applicable Loan Document is the valid and binding obligation of each Penson Entity party thereto, enforceable against such Penson Entity in accordance with its terms.

5.	Execution and delivery by each of the respective Penson Entities of, and performance of its agreements in, the Applicable Loan Documents do not (i) violate such party’s respective Organization Documents, or breach, or result in a default under, any existing obligation of such party under any agreements or obligations to which it is a party or by which it is bound that are appended as exhibits to Borrower’s most recent Form 10-K on file with the SEC, as to which a waiver has not been given or will not be given as of the Closing Date or which has not been terminated prior to the Closing Date, (ii) breach or otherwise violate any existing obligation of the Penson Entities under any court order disclosed in the Applicable Loan Documents or an exhibit, annex or schedule thereto delivered to the Administrative Agent, or (iii) result in any violation of any Federal law of the United States, the law of the State of Texas or any regulation thereunder, or any provision of the Delaware General Corporation Law.

6.	No consent, approval, waiver, license or authorization or other action by or filing with any Governmental Authority on or prior to the Closing Date is required under the Applicable Law in connection with the execution and delivery by the Borrower of the Applicable Loan Documents to which it is a party, except for those already obtained or completed.

7.	None of the Penson Entities are required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.

8.	The provisions of the Pledge Agreement are effective to create in favor of the Agent, to secure the Obligations, a valid security interest in all of each Pledgor’s right, title and interest in and to that portion of the Collateral (as defined in the Pledge Agreement) in which a security interest may be created under the UCC.

9.	The Amendments to the UCC-1 Financing Statements are in proper form to be accepted for filing in the offices identified in Schedule 1 hereto. Under the UCC, the proper places to file the Amendments to the UCC-1 Financing Statements are in the offices identified in Schedule 1 hereto. To the extent that the filing of a financing statement can be effective to perfect a security interest in the Collateral (as defined in the Pledge Agreement) under the UCC, the security interest in favor of the Agent in that portion of the Collateral described in the Amendments to the UCC-1 Financing Statements will be perfected upon the proper filing of the Amendments to the UCC-1 Financing Statements in the offices identified in Schedule 1 hereto.
10.	There are no actions or proceedings against the Penson Entities pending or to my knowledge, overtly threatened in writing, before any court, governmental agency or arbitrator which (i) seek to affect the enforceability of the Applicable Loan Documents or (ii) except as disclosed in the Applicable Loan Documents or an exhibit, annex or schedule thereto or document or filing referenced therein, violate the standard expressly established in the Credit Agreement for disclosure of the matters referred to in Section 5.06 of the Credit Agreement.
     My opinions expressed above are subject to the following additional limitations, exceptions, qualifications and assumptions:
A.	The opinions expressed herein are subject to Bankruptcy Laws and similar laws affecting the rights and remedies of creditors generally and general principles of equity, including concepts of materiality, unconscionability, reasonableness, good faith and fair dealing.

B.	Provisions of the Applicable Loan Documents relating to indemnification, contribution or exculpation may be limited by public policy or by law. The opinions expressed above are limited to Applicable Law and I express no opinion as to the respect to the effect or applicability of the laws of any other State or jurisdiction.

C.	For purposes of the opinions expressed in Section 1 as to the valid existence and good standing of the Penson Entities and the due qualification of certain of the Penson Entities as foreign corporations in the State of Texas, I have relied solely upon good standing or similar certificates issued by the appropriate authorities in the subject jurisdictions, and my opinion is as of the date of those certificates.

D.	For purposes of the opinion in paragraph 5(iii), I have considered only such laws and regulations that in my experience are typically applicable to a transaction of the nature contemplated by the Applicable Loan Documents.

E.	Certain waivers by the Penson Entities in the Applicable Loan Documents may relate to matters that cannot, as a matter of law, be effectively waived.

F.	The enforceability of the Applicable Loan Documents may be limited by the unenforceability under certain circumstances of provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or an occurrence of default.

G.	Certain remedial and exculpatory provisions of the Applicable Loan Documents are or may be rendered unavailable or unenforceable in whole or in part under the laws of the State of Texas, but in my opinion the laws of the State of Texas contain adequate remedial provisions for the practical realization of the benefits intended to be provided for in the Applicable Loan Documents.
H.	I wish to point out that the provisions of the Applicable Loan Documents that permit the Agent or the Lenders to take action or make determinations may be subject to a requirement that such action be taken or such determination be made in a commercially reasonable manner and in good faith.

I.	I express no opinion as to (i) any waivers or variations of rights of a debtor, including a guarantor, or duties of a secured party under provisions referred to in Section 9.602 of the UCC or (ii) any provision in the Applicable Loan Documents (a) that may be deemed to permit Agent or any other person to sell or otherwise foreclose upon any Collateral, or to apply the proceeds thereof, except in compliance with the UCC, applicable laws of the United States of America and other applicable state and local laws, or (b) that may be deemed to impose on Agent standards for the care of the Collateral in the possession or control of the Agent that would violate Sections 9.207 or 9.208 of the UCC or to render such standards inapplicable. Without limitation of the foregoing, I express no opinion with respect to any provision to the extent that it authorizes the Agent to purchase Collateral at a private sale, if such Collateral is neither customarily sold in a recognized market nor the subject of widely distributed standard price quotations. I call to your attention that Sections 9.611, 9.612 and 9.613 of the UCC include requirements for notice in connection with a private sale or other disposition of Collateral as well as a public sale, unless the Collateral is perishable or threatens to decline speedily in value or is a type customarily sold in a recognized market.

J.	My opinions are subject to the effect of Section 552 of the United States Bankruptcy Code (limiting security interests in property acquired after the commencement of a case under the United States Bankruptcy Code). I call to your attention that under the provisions of the UCC, certain third parties, such as buyers and lessees of goods in the ordinary course of business, licensees of general intangibles (including software) in the ordinary course of business, holders in due course of negotiable instruments, protected purchasers of securities or certain purchasers of security entitlements or financial assets, could acquire an interest in the Collateral free of the security interests of the Agent, even though such security interests are perfected.

K.	I express no opinion with respect to (i) the existence, non-existence, ownership or value of any Collateral, (ii) any part of the Collateral that is or may be such that a security interest therein is not covered by Article 9 of the UCC by virtue of Section 9.109, and (iii) the perfection of the security interests in any portion of the Collateral to the extent that filing of a financing statement is not or may not be sufficient to perfect a security interest therein (whether as a result of requirements for control or possession of such collateral, the applicability of preemptive United States laws or of certificate of title statutes or otherwise).

L.	I call to your attention that the security interest of the Agent in the Collateral constituting “general intangibles” may be subject to the rights, claims and defenses of account debtors and the terms of agreements with account debtors. In the case of any Collateral which is in itself secured by other property, I express no opinion with respect to the Agent’s rights in and to such underlying property.

M.	I call to your attention that the security interest of the Agent created under the Applicable Loan Documents in any proceeds is limited to the extent set forth in Section 9.315 of the UCC.

N.	I express no opinion as to any actions that may be required to be taken periodically under the UCC or other applicable law for the effectiveness of the Amendments to the UCC-1 Financing Statements or the validity or perfection of any security interest to be maintained.

O.	Additionally, I express no opinion as to compliance with:
(i)	applicable antifraud statutes, regulations or rules of applicable state and federal laws concerning the offer, issuance or sale of securities, including, without limitation, the accuracy and completeness of the information provided by the Penson Entities in connection with the Applicable Loan Documents;

(ii)	any federal or state securities laws, tax laws, environmental laws, pension and employee benefit laws, antitrust laws, usury laws or any local laws;

(iii)	the effect of the law of any jurisdiction which limits the rate of interest legally chargeable or collectible;

(iv)	the enforceability of any provision of the Applicable Loan Documents permitting modification thereof only by means of an agreement in writing signed by the parties thereto;

(v)	enforceability of any provision of the Applicable Loan Documents purporting to waive the right to trial by jury;

(vi)	enforceability of any provision of the Applicable Loan Documents purporting to waive or limit the rights of any Penson Entity to assert claims against or recover damages from any Lender or the Agent; and

(vii)	Provisions providing for venue in a particular jurisdiction.

     This opinion letter is effective only as of the date hereof. I do not assume responsibility for updating this letter as of any subsequent date and I assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur subsequent to the date of this opinion letter or from the discovery, subsequent to the date of this opinion letter, of information not previously known to me pertaining to the events occurring prior to such date. This opinion letter is solely for the benefit of the Administrative Agent and Lenders only in connection with the execution of the Applicable Loan Documents and may not be used or relied upon by the Administrative Agent, Lenders or any other person or entity for any other purpose whatsoever, without my express prior written consent. This opinion letter may not be quoted or used, or filed with any agency or person, without my express prior written consent.

Very truly yours, Owen M. Scheurich, Esq.

Schedule 1
Amendments to UCC-1 Financing Statements

PLEDGOR	FILING OFFICE

1. The Borrower	Delaware Secretary of State

2. SAI	Texas Secretary of State

3. Penson Holdings	Delaware Secretary of State

EXHIBIT G
FORM OF GUARANTY
[See attached.]
Exhibit G
Form of Guaranty

Amended and Restated Guaranty
     THIS AMENDED AND RESTATED GUARANTY AGREEMENT (this agreement, together with all amendments and restatements and Joinders, this “Guaranty Agreement”), dated as of May 6, 2010, is made by each of the signatories hereto and each other Person who becomes a party hereto pursuant to Section 23 (including any permitted successors and assigns, collectively, the “Guarantors” and each a “Guarantor”) in favor of REGIONS BANK, in its capacity as Administrative Agent (as defined in the Credit Agreement described below), for the benefit of each Creditor (Administrative Agent in such capacity, “Administrative Agent”).
BACKGROUND.
     Penson Worldwide, Inc., a Delaware corporation (the “Borrower”), the Administrative Agent, and the lenders party thereto previously executed that certain Amended and Restated Credit Agreement dated as of May 1, 2009 (such agreement, together with all amendments prior to the date of this Agreement, the “Existing Credit Agreement”).
     In connection with the Existing Credit Agreement, the Guarantors and the Administrative Agent executed that certain Guaranty Agreement dated as of May 1, 2009 (such agreement, together with all amendments prior to the date of this Agreement, the “Existing Guaranty”) to guarantee the obligations described therein.
     The Borrower, the Administrative Agent, and the lenders party thereto are now entering into that certain Second Amended and Restated Credit Agreement dated as of the date hereof (as may be amended, restated, supplemented or modified from time to time, the “Credit Agreement”).
     It is a condition precedent to the effectiveness of the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty Agreement.
     It is the intention of the parties hereto to ratify and confirm the obligations of each Guarantor pursuant to the Existing Guaranty, as amended and restated hereby.
     Each Guarantor is a Subsidiary of the Borrower, and each Guarantor will derive substantial direct and indirect benefit from the making of the Loans and the issuance of Letters of Credit to the Borrower under the Credit Agreement.
AGREEMENT.
     NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Creditors to (a) make the Loans and issue Letters of Credit under the Credit Agreement and to extend other credit and financial accommodations under the Loan Documents, each Guarantor hereby agrees with Administrative Agent, for the benefit of Creditors, as follows:
     1. Defined Terms.
          (a) As used herein, the following terms have the following meaning:

     “Creditor” or “Creditors” means (a) Administrative Agent, (c) Lenders, (d) the Letter of Credit Issuer, and (e) any Related Party to whom any indemnification obligation is owed by any Loan Party pursuant to any Loan Document.
     “Joinder” means a Guaranty Joinder in substantially the form of Exhibit A.
     “Permitted Liens” means Liens permitted by Section 7.01 of the Credit Agreement.
     “Release Date” means the date on which all of the conditions set forth in Section 9.10(a)(i) (other than in respect of inchoate obligations) of the Credit Agreement have been satisfied.
          (b) Unless otherwise defined herein, terms herein shall have the meanings given to them in the Credit Agreement.
          (c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty Agreement shall refer to this Guaranty Agreement as a whole and not to any particular provision of this Guaranty Agreement, and section and paragraph references are to this Guaranty Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     2. Guarantee.
          (a) Subject to the provisions of Section 3, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to Administrative Agent, for the benefit of Creditors and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
          (b) Each Guarantor further agrees to pay or reimburse Administrative Agent and each of the Creditors for all their respective reasonable costs and expenses (including, without limitation, the fees and disbursements of any counsel to Administrative Agent and any of the Creditors) which may be paid or incurred by any of such Persons in enforcing or preserving any rights under this Guaranty Agreement, including, without limitation, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guaranty Agreement. With respect to each Guarantor, this Guaranty Agreement shall remain in full force and effect until the earlier to occur of (i) the Release Date, and (ii) the release of this Guaranty Agreement as to such Guarantor in accordance with Section 2(f) (the “Guaranty Termination Date”).
          (c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guaranty Agreement or affecting the rights and remedies of Administrative Agent or any Creditor hereunder.

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          (d) No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by Administrative Agent or any Creditor from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations outstanding until the Guaranty Termination Date, subject to Section 3 below.
          (e) Each Guarantor agrees that all payments under this Guaranty Agreement shall be made to Administrative Agent for the benefit of Creditors. Notwithstanding the preceding sentence if, at any time any Guarantor shall make any payment to any Creditor on account of its liability hereunder, it will notify Administrative Agent in writing that such payment is made under this Guaranty Agreement for such purpose and promptly forward such payment, together with any necessary endorsement, to Administrative Agent.
          (f) The Guaranty Agreement shall be released as to a specific Guarantor in accordance with the terms of Section 9.10(b) of the Credit Agreement.
     3. Fraudulent Transfer Limitation. Anything in this Guaranty Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable Law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to other Loan Parties or Affiliates of other Loan Parties to the extent that such indebtedness would be discharged in an amount equal to the amount paid or property conveyed by such Guarantor under the Loan Documents) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Guarantor pursuant to (a) applicable Law or (b) any agreement providing for an equitable allocation among such Guarantor and other Loan Parties of obligations arising under the Loan Documents.
     4. Right of Contribution. The Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty Agreement. Accordingly, in the event any payment or distribution is made by any Guarantor under this Guarantee (a “Funding Guarantor”) that exceeds its Fair Share (as defined below), that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall (as defined below), with the result that all such contributions will cause each Guarantor’s Aggregate Payments (as defined below) to equal its Fair Share. “Fair Share” means, with respect to a Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Adjusted Maximum Amount (as defined below) with respect to such Guarantor to (ii) the aggregate of the Adjusted Maximum Amounts with respect to all Guarantors, multiplied by (b) the aggregate amount paid or distributed on or before such

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date by all Funding Guarantors under this Guarantee in respect of the obligations guaranteed. “Fair Share Shortfall” means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor. “Adjusted Maximum Amount” means, with respect to a Guarantor, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty Agreement, determined in accordance with Section 3; provided that solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Guarantor for purposes of this Section 4, the assets or liabilities arising by virtue of any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to a Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty Agreement (including, without limitation, in respect of this Section 4). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 4 shall not be construed in any way to limit the liability of any Guarantor hereunder.
     5. Right of Set-off. In addition to any rights and remedies Administrative Agent and of the Creditors provided by Law (including, without limitation, other rights of set-off), each Guarantor hereby irrevocably authorizes Administrative Agent and each Creditor at any time and from time to time without prior notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor to the extent not prohibited by applicable Law, upon any amount becoming due and payable by such Guarantor hereunder (whether at the stated maturity of the Obligations, by acceleration or otherwise) to set off and appropriate and apply against such amount, to the extent not prohibited by applicable law any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured at any time held or owing by such Creditor (or any branch or agency thereof) to or for the credit or the account of Administrative Agent or such Guarantor, whether or not Administrative Agent or such Creditor has made any demand for payment. Administrative Agent and each Creditor shall notify such Guarantor (and each Creditor shall notify Administrative Agent) promptly of any such set-off and the application made by Administrative Agent or such Creditor, provided that, to the extent not prohibited by applicable law, the failure to give such notice shall not affect the validity of such set-off and application.
     6. No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Guaranty Agreement, until the Obligations (other than inchoate Obligations) have been paid, each Guarantor hereby agrees not to assert any rights which may have arisen in connection with the guarantees contained in this Guaranty Agreement to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code (or similar action under any successor law or under any comparable Law), including Section 509 thereof, under any other Bankruptcy Law, under common law or otherwise) of Administrative Agent and any of the Creditors against the Borrower or against Administrative Agent and any Creditor for the payment of the Obligations; provided, however, that each Guarantor shall be entitled to make any filings or take other actions as such Guarantor may reasonably deem necessary to preserve any claims it may have against the Borrower. Each Guarantor, until the Obligations (other than inchoate Obligations) have been paid, hereby agrees not to assert any

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contractual, common law, statutory and other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Borrower or any other Person which may have arisen in connection with the guarantees contained in this Guaranty Agreement. If any amount shall be paid by or on behalf of the Borrower to any Guarantor on account of any of the rights postponed in this Section 6, such amount shall be held by such Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided in the Credit Agreement. The provisions of this Section 6 shall survive the termination of the guarantees contained in this Guaranty Agreement.
     7. Amendments, etc. with Respect to the Obligations: Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by Administrative Agent or any Creditor may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released, and the Credit Agreement, any other Loan Documents, or any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or part, from time to time, and any collateral security, guarantee or right of offset at any time existing for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Each Guarantor hereby knowingly, intentionally and specifically waives any rights it may have at law or in equity to repudiate or abrogate or otherwise disclaim or limit its obligations hereunder as a result of any of the foregoing. Neither Administrative Agent nor any Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by or for it as security for the Obligations or for this Guaranty Agreement or any property subject thereto, and each Guarantor hereby knowingly, intentionally and specifically waives any rights it otherwise may have at law or in equity in the event of any failure by Administrative Agent or any Creditor to so protect, secure, perfect or insure any such Lien. When making any demand hereunder against any of the Guarantors, Administrative Agent or any Creditor may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by Administrative Agent or any Creditor to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Administrative Agent or any Creditor against any of the Guarantors. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.
     8. Guaranty Agreement Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Administrative Agent or any Creditor upon this Guaranty Agreement or acceptance of this Guaranty Agreement, and the Obligations, and any of them, shall

5

conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty Agreement; and all dealings between the Borrower and any of the Guarantors, on the one hand, and Administrative Agent and the Creditors, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty Agreement. Each Guarantor knowingly, intentionally and specifically waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guaranty Agreement shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to, and hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, the following: (a) the validity, regularity or enforceability of the Credit Agreement, any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by or for Administrative Agent or any Creditor, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against Administrative Agent or any Creditor, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under this Guaranty Agreement, in bankruptcy or in any other instance, including, without limitation, any diminution in value, for whatever reason, of any of the collateral security for the Obligations. When pursuing its rights and remedies hereunder against any Guarantor, Administrative Agent or a Creditor may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto (and each Guarantor hereby knowingly, intentionally and specifically waives any right it may have to require Administrative Agent or a Creditor to do so), and any failure by Administrative Agent or any Creditor to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Administrative Agent or Creditors against such Guarantor. This Guaranty Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of Administrative Agent and Creditors, and their respective successors, endorsees, transferees and assigns, until the Guaranty Termination Date.
     9. Reinstatement. This Guaranty Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Administrative Agent or any Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

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     10. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to Administrative Agent without set-off or counterclaim in Dollars and immediately available funds at the office of Administrative Agent set forth in the Credit Agreement.
     11. Representations and Warranties. Each Guarantor hereby represents and warrants to Administrative Agent and each Creditor that:
          (a) such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority and the legal right to own and operate its property, to lease the property such Guarantor operates and to conduct the business in which such Guarantor is currently engaged, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;
          (b) such Guarantor has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty Agreement;
          (c) this Guaranty Agreement has been duly executed and delivered by such Guarantor and constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable Bankruptcy Laws and general equitable principles (whether considered in a proceeding in equity or at law);
          (d) the execution, delivery and (subject to Section 2.6 of the Pledge Agreement) performance of this Guaranty Agreement will not (i) contravene the terms of such Guarantor’s Organization Documents, (ii) violate any Law, (iii) be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to accelerate any material obligation under any Contractual Obligation of such Guarantor or (iv) will not result in, or require, the creation or imposition of any Lien on any of the properties of such Guarantor, or any revenues, income or profits therefrom, whether now owned or hereafter acquired, pursuant to any order, injunction, writ or decree of a Governmental Authority or any arbitral award to which such Guarantor is subject or Contractual Obligation of such Guarantor (other than Permitted Liens);
          (e) no action, consent or authorization of, registration or filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person (including, without limitation, any shareholder or any Affiliate of such Guarantor) is required to be obtained or made by such Guarantor in connection with the execution, delivery, performance, validity or enforceability of this Guaranty Agreement other than such as have been obtained or made and are in full force and effect;
          (f) other than disclosed in public filings, if any, or provided to the Administrative Agent and the Lenders in writing, no material litigation is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or against any of such Guarantor’s properties, revenues, income or profits therefrom with respect to this Guaranty Agreement or any of the transactions contemplated hereby;

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          (g) as of the date on which this representation and warranty is made or deemed made, each of the Guarantors is Solvent, both before and after giving effect to the transactions contemplated by the Loan Documents consummated on such date and to the incurrence of all Indebtedness and other obligations incurred on such date in connection with the Loan Documents; and
          (h) each of the other representations and warranties contained in Article V of the Credit Agreement, insofar as such representations and warranties are applicable to such Guarantor, is true and correct in all material respects.
     Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on the date of each Credit Extension under any Loan Document on and as of such date of such Credit Extension as though made hereunder on and as of such date.
     All representations and warranties made hereunder shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Creditor, regardless of any investigation made by Administrative Agent or any Creditor or on their behalf and notwithstanding that Administrative Agent or any Creditor may have had notice or knowledge of any Default at the time of any credit extension, and shall continue in full force and survive the Guaranty Termination Date.
     12. Covenants. Each Guarantor hereby covenants and agrees with Administrative Agent and each Creditor that, from and after the date of this Guaranty Agreement and until the occurrence of the Guaranty Termination Date, such Guarantor shall not take, and shall refrain from taking, any action that would result in a breach or violation of any of the covenants of the Borrower contained in the Credit Agreement.
     13. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of Administrative Agent under the Guaranty Agreement with respect to any action taken by Administrative Agent or the exercise or non-exercise by Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty Agreement shall, as among Administrative Agent and the other Creditors be governed by the Credit Agreement and by such other agreements with respect thereto as may exist form time to time among them, but, as between Administrative Agent and such Guarantor, Administrative Agent shall be conclusively presumed to be acting as agent for the other Creditors with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
     14. Notices. All notices and other communications provided for hereunder shall be effectuated in the manner provided for in the Credit Agreement; provided that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower.
     15. Counterparts. This Guaranty Agreement may be executed by one or more of the Guarantors on any number of separate counterparts (including by facsimile or attachment to electronic transmission), and all of said counterparts taken together shall be deemed to constitute

8

one and the same instrument. A set of the counterparts of this Guaranty Agreement signed by all the Guarantors shall be lodged with Administrative Agent.
     16. Severability. Any provision of the Guaranty Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     17. Integration. This Guaranty Agreement and the other Loan Documents represent the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by Administrative Agent or any Creditor relative to the subject matter hereof not reflected herein.
     18. Amendments in Writing; No Waiver; Cumulative Remedies.
          (a) None of the terms or provisions of this Guaranty Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the provisions of the Credit Agreement.
          (b) Neither Administrative Agent nor any Creditor shall by any act (except by a written instrument pursuant to this Section 18), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor delay in exercising, on the part of Administrative Agent or any Creditor, any right, power of privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power of privilege. A waiver by Administrative Agent or any Creditor of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Administrative Agent or such Creditor would otherwise have on any future occasion.
          (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Law.
     19. Section Headings. The section headings used in this Guaranty Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     20. Successors and Assigns. This Guaranty Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of Administrative Agent and Creditors and their respective successors and assigns; provided, that no Guarantor may assign any of its rights or obligations under this Guaranty Agreement without the prior written consent of Administrative Agent and any such purported assignment shall be null and void.
     21. GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

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          (a) THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, THAT ADMINISTRATIVE AGENT AND EACH CREDITOR SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
          (b) EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH CREDITOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH CREDITOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH CREDITOR, AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY AGREEMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY CREDITOR MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGREEMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF OR ANY JURISDICTION.
          (c) EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH CREDITOR, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 21(b). EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH CREDITOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. THIS SECTION 21 SHALL SURVIVE THE TERMINATION OF THIS GUARANTY AGREEMENT, AND ANY SATISFACTION AND DISCHARGE OF EACH GUARANTOR BY VIRTUE OF ANY PAYMENT, COURT ORDER, OR LAW.
     22. Waiver of Right to Trial by Jury. EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH CREDITOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR

10

HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH CREDITOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THIS SECTION 22 SHALL SURVIVE THE TERMINATION OF THIS GUARANTY AGREEMENT, AND ANY SATISFACTION AND DISCHARGE OF EACH GUARANTOR BY VIRTUE OF ANY PAYMENT, COURT ORDER, OR LAW.
     23. Additional Guarantors. Any Person who was not a “Guarantor” under this Guaranty Agreement at the time of initial execution hereof shall become a “Guarantor” hereunder if required pursuant to the terms of the Loan Documents by executing and delivering to Administrative Agent a Joinder. Such Person shall also deliver such items to Administrative Agent in connection with the execution of such Joinder as required by the terms of the Loan Documents and this Guaranty Agreement. Any such Person shall thereafter be deemed a “Guarantor” for all purposes under this Guaranty Agreement.
     24. Loan Document. This Guaranty Agreement is a Loan Document.
     25. Amendment and Restatement. This Guaranty Agreement is an amendment and restatement of, but not a release or novation of, the Existing Guaranty. Each Guarantor ratifies and confirms its obligations pursuant to the Existing Guaranty, as amended and restated by this Guaranty Agreement.
     26. ENTIRE AGREEMENT. THIS AGREEMENT AND EACH RELATED AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
The Remainder of This Page Is Intentionally Left Blank.

11

          IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first written above.

SAI HOLDINGS, INC.
By:
Name:
Title:

PENSON HOLDINGS, INC.
By:
Name:
Title:

Amended and Restated Guaranty — Signature Page

Exhibit A
Guaranty Joinder
     THIS GUARANTY JOINDER dated _______________, to the Amended and Restated Guaranty dated as of May 6, 2010 (such agreement, together with all amendments and restatements, the “Guaranty Agreement”), is made by the parties thereto (collectively, the “Guarantors”) in favor of Regions Bank, as Administrative Agent (in such capacity, the “Administrative Agent”).
BACKGROUND.
     Capitalized terms not otherwise defined herein have the meaning specified in the Guaranty Agreement. The Guaranty Agreement provides that additional parties may become Guarantors under the Guaranty Agreement by execution and delivery of this form of Joinder. Pursuant to the provisions of Section 23 of the Guaranty Agreement, the undersigned is becoming a Guarantor under the Guaranty Agreement. The undersigned desires to become a Guarantor under the Guaranty Agreement in order to induce Creditors to continue to make and maintain financial accommodations under the Loan Documents.
AGREEMENT.
     NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Creditors to continue to make and maintain financial accommodations under the Loan Documents, the undersigned hereby agrees with Administrative Agent, for the benefit of Creditors, as follows:
     1. Joinder. In accordance with the Guaranty Agreement, the undersigned hereby becomes a Guarantor under the Guaranty Agreement with the same force and effect as if it were an original signatory thereto as a Guarantor and the undersigned hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the undersigned.
     2. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 11 of the Guaranty Agreement to the same extent as each other Guarantor.
     3. Notices. All communications and notices hereunder shall be in writing and given as provided in the Guaranty Agreement.
     4. Governing Law. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, THAT ADMINISTRATIVE AGENT AND EACH CREDITOR SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     5. Full Force of Guaranty Agreement. Except as expressly supplemented hereby, the Guaranty Agreement remains in full force and effect in accordance with its terms.
     6. Counterparts. This Joinder may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
The Remainder of This Page Is Intentionally Left Blank.

2

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

By:
Print Name:
Print Title:

Joinder Agreement (Guaranty Agreement) — Signature Page

ACCEPTED BY: REGIONS BANK, as Administrative Agent
By:
Print Name:
Print Title:

Joinder Agreement (Guaranty Agreement) — Signature Page

SCHEDULE 2.01
COMMITMENTS
AND PRO RATA PERCENTAGES

Pro Rata
Lender	Commitment			Percentage

Regions Bank	$	*	***	*	***%
Compass Bank, as successor in interest to Guaranty Bank	$	*	***	*	***%
Capital One, N.A.	$	*	***	*	***%
Texas Capital Bank, National Association	$	*	***	*	***%
The PrivateBank and Trust Company	$	*	***	*	***%
Union Bank, N.A.	$	*	***	*	***%

Total	$	*	***	*	***%
Schedule 2.01 of Amended and Restated Credit Agreement

SCHEDULE 5.05
EXISTING INDEBTEDNESS
****
Schedule 5.05 of Amended and Restated Credit Agreement

SCHEDULE 5.13
SUBSIDIARIES AND
OTHER EQUITY INVESTMENTS
Part (a). Subsidiaries.
Percentages shown reflect percentage ownership Equity Interests held by named entity:
SAI Holdings, Inc. (100% ownership by Penson Worldwide, Inc.)
Penson Financial Services, Inc. (100% ownership by SAI Holdings, Inc.)
Nexa Technologies, Inc. (100% ownership by SAI Holdings, Inc.)
Penson Holdings, Inc. (100% ownership by SAI Holdings, Inc.)
Penson Financial Futures, Inc. (100% ownership by SAI Holdings, Inc.)
Penson Execution Services, Inc. (100% ownership by SAI Holdings, Inc.)
Penson Financial Services Limited (100% ownership by Penson Holdings, Inc.)
Worldwide Nominees Ltd. (100% ownership by Penson Financial Services Limited)
Penson Financial Services Canada Inc. (100% ownership by Penson Holdings, Inc.)
Penson Financial Services Ventures Inc. (100% ownership by Penson Holdings, Inc.)
Penson Asia Limited (100% ownership by Penson Holdings, Inc.)
Penson Financial Services Asia Limited (100% ownership by Penson Asia Limited)
Market Essentials Group Inc. (100% ownership by Penson Financial Services Ventures Inc.)
Turnpike Trading Systems Inc. (51% ownership by Penson Financial Services Ventures Inc.)
GHP1, Inc. (100% ownership by SAI Holdings, Inc.)
GHP2, LLC (100% ownership by GHP1, Inc.)
Penson GHCO (99.4% ownership by GHP1, Inc. and 0.6% ownership by GHP2, LLC)
First Capital Group, LLC (100% ownership by GHP1, Inc.)
Penson Financial Services Australia Pty Ltd (100% ownership by Penson Holdings, Inc.)
Schedule 5.13 of Amended and Restated Credit Agreement

Penson Australia Nominees Pty Ltd (100% ownership by Penson Financial Services Australia Pty Ltd.)
Part (b). Equity Investments.
None.
Schedule 5.13 of Amended and Restated Credit Agreement

SCHEDULE 5.20
COMMON ENTERPRISE
The business of the Borrower and its Subsidiaries includes the provisions of a broad range of securities processing products and services to the global securities and investment industry. Borrower and its Subsidiaries provide product and service offerings that include securities and futures clearing, foreign currency products, derivatives, margin lending, stock lending, alternative trading systems, facilities management, prime brokerage, conduit and non-conduit loans, data, technology products and services and other related offerings.
Schedule 5.20 of Amended and Restated Credit Agreement

SCHEDULE 7.01
EXISTING LIENS
****
Schedule 7.01 of Amended and Restated Credit Agreement

SCHEDULE 7.02
EXISTING INVESTMENTS
****
Schedule 7.02 of Amended and Restated Credit Agreement

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWER:
Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
Attention: Chairman
Telephone: 512-794-9100
Telecopier: (512) 231-8526
Electronic Mail: rengemoen@penson.com
Website Address: www.penson.com
U.S. Taxpayer Identification Number: 75-2896356
With copy to:
Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
Attention: General Counsel
Telephone: (415) 409-1531
Telecopier: (214) 953-3503
Electronic Mail: akoslow@penson.com
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Regions Bank
100 Congress Avenue, Suite 1700
Austin, Texas 78701
Attention: Robin Ingari
Telephone: (512) 372-2303
Telecopier: (512) 226-0241
Electronic Mail: robin.ingari@regions.com
With copy to:
Regions Capital Markets
3050 Peachtree Road, Suite 400
Atlanta, GA 30305
Attention: Sara Horehled
Schedule 10.02 of Amended and Restated Credit Agreement

Telephone: 404.279.7480
Telecopier: 404.995.7665
Electronic Mail: sara.horehled@regions.com
Account No.: 001102450408511
Ref: Penson Worldwide, Inc.
ABA# 062005690
LETTER OF CREDIT ISSUER:
Regions Bank
100 Congress Avenue, Suite 1700
Austin, Texas 78701
Attention: Robin Ingari
Telephone: (512) 372-2303
Telecopier: (512) 226-0241
Electronic Mail: robin.ingari@regions.com
SWING LINE LENDER:
Regions Bank
100 Congress Avenue, Suite 1700
Austin, Texas 78701
Attention: Robin Ingari
Telephone: (512) 372-2303
Telecopier: (512) 226-0241
Electronic Mail: robin.ingari@regions.com
With copy to:
Regions Capital Markets
3050 Peachtree Road, Suite 400
Atlanta, GA 30305
Attention: Sara Horehled
Telephone: 404.279.7480
Telecopier: 404.995.7665
Electronic Mail: sara.horehled@regions.com
Account No.: 001102450408511
Ref: Penson Worldwide, Inc.
ABA# 062005690
Schedule 10.02 of Amended and Restated Credit Agreement